Exhibit 10.8

Execution Copy

$20,000,000 Secured Loan Agreement

Dated 20 January 2014

(1)	Global Marine Systems (Vessels) Limited (as Borrower)

(2)	Global Marine Systems Limited (as Guarantor)

(3)	The Financial Institutions listed in Schedule 1 (as Original Lenders)

(4)	DVB Bank SE Nordic Branch (as Agent)

(5)	DVB Bank SE Nordic Branch (as Security Agent)

Stephenson Harwood LLP One Raffles Place #12-00 Singapore 048616 Tel +65 6226 1600 Fax+65 6226 1661 www.shlegal.com

Contents
		Page

Section 1	Interpretation	2

1	Definitions and Interpretation	2

Section 2	The Loan	20

2	The Loan	20

3	Purpose	20

4	Conditions of Utilisation	20

Section 3	Utilisation	22

5	Advance	22

Section 4	Repayment, Prepayment and Cancellation	23

6	Repayment	23

7	Illegality, Prepayment and Cancellation	23

Section 5	Costs of Utilisation	26

8	Interest	26

9	Interest Periods	26

10	Changes to the Calculation of Interest	27

11	Fees	28

Section 6	Additional Payment Obligations	29

12	Tax Gross Up and Indemnities	29

13	Increased Costs	33

14	Other Indemnities	35

15	Mitigation by the Lenders	37

16	Costs and Expenses	37

Section 7	Security and Application of Moneys	39

17	Security Documents and Application of Moneys	39

18	Guarantee and Indemnity	44

Section 8	Representations, Undertakings and Events of Default	50

19	Representations	50

20	Information Undertakings	55

21	Financial Covenants	58

22	General Undertakings	60

23	Events of Default	66

Section 9	Changes to Parties	72

24	Changes to the Lenders	72

Section 10	The Finance Parties	78

25	Role of the Agent and the Security Agent	78

26	Conduct of Business by the Finance Parties	89

27	Sharing among the Finance Parties	89

Section 11	Administration	91

28	Payment Mechanics	91

29	Set-Off	94

30	Notices	94

31	Calculations and Certificates	97

32	Partial Invalidity	98

33	Remedies and Waivers	98

34	Amendments, Waivers and Consents	98

35	Confidentiality	103

36	Disclosure of Lender Details by Agent	107

37	Counterparts	108

Section 12	Governing Law and Enforcement	109

38	Governing Law	109

39	Enforcement	109

Schedule 1	The Original Lenders	110

Schedule 2	Part I Conditions Precedent	111

	Part II Conditions Subsequent	115

Schedule 3	Drawdown Request	116

Schedule 4	Form of Transfer Certificate	117

Schedule 5	Form of Assignment Agreement	120

Schedule 6	Form of Compliance Certificate	123

Schedule 7	Loan Administration Form	124

Loan Agreement

Dated 20 January 2014

Between:

(1)	GLOBAL MARINE SYSTEMS (VESSELS) LIMITED, a company incorporated under the laws of England, with its registered office at New Saxon House, 1 Winsford Way Boreham Interchange, Chelmsford, Essex, CM2 5PD, England and company number 06057657 (the “Borrower”); and

(2)	GLOBAL MARINE SYSTEMS LIMITED, a company incorporated under the laws of England, with its registered office at New Saxon House, 1 Winsford Way, Boreham Interchange, Chelmsford, Essex, CM2 5PD, England and company number 01708481 (the “Guarantor”); and

(3)	The Financial Institutions listed in Schedule 1 (The Original Lenders), each acting through its Facility Office (together the “Original Lenders” and each an “Original Lender”); and

(4)	DVB BANK SE, of Platz der Republik 6, 60325 Frankfurt/Main, Federal Republic of Germany, acting as agent through DVB Bank SE Nordic Branch, registration no. 993 205 699 of Strandgaten 18, N-5013, Bergen, Norway (in that capacity, the “Agent”); and

(5)	DVB BANK SE, of Platz der Republik 6, 60325 Frankfurt/Main, Federal Republic of Germany, acting as security agent through DVB Bank SE Nordic Branch, registration no. 993 205 699 of Strandgaten 18, N-5013, Bergen, Norway (in that capacity, the “Security Agent”).

Preliminary

(A)	The Borrower has agreed to purchase the Vessels from the Seller on the terms of the Purchase Options and intends to register the Vessels under the flag of the United Kingdom.

(B)	Each of the Original Lenders has agreed to advance to the Borrower its Commitment (aggregating, with all the other Commitments, up to $20,000,000) to assist the Borrower to finance/refinance part of the purchase price of the Vessels.

It is agreed as follows:

It is agreed as follows:

Section 1	Interpretation

1	Definitions and Interpretation

1.1	Definitions In this Agreement:

“Account Holder” means DVB Bank SE acting through its office at Platz der Republik 6, 60325 Frankfurt am Main, Germany or any other bank or financial institution which at any time, with the Majority Lenders’ prior written consent, holds the Security Account and/or the Retention Account.

“Accounts” means the Security Account and the Retention Account.

“Account Security Pledge” means the account security pledge referred to in Clause 17.1.4 (Security Documents).

“ACMA Contract” means the submarine telecommunications cable maintenance and related services contract dated 11 November 2011 on the terms and subject to the conditions of which the Guarantor and FT Marine SAS as contractors have agreed to provide certain services as set out therein to the purchasers set out therein at Annex VIII.

“Administration” has the meaning given to it in paragraph 1.1.3 of the ISM Code.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Annex VI” means Annex VI (Regulations for the Prevention of Air Pollution from Ships) to the International Convention for the Prevention of Pollution from Ships 1973 (as modified in 1978 and 1997) and as the same may be amended from time to time.

“Approved Shipbroker” means each of Derrick Offshore, Fearnleys A/S and any other reputable, independent and first class firm of ship brokers selected by the Majority Lenders for the purpose of providing a valuation for a Vessel.

“Assignment” means the form of assignment referred to in Clause 17.1.2 (Security Documents).

“Assignment Agreement” means an agreement substantially in the form set out in Schedule 5 (Form of Assignment Agreement) or any other form agreed between the relevant assignor and assignee.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Availability Period” means the period from and including the date of this Agreement to and including 31 January 2014 (or such later date as the Majority Lenders may, in their discretion agree in writing).

“Break Costs” means the amount (if any) by which:

(a)	the interest which a Lender should have received for the period from the date of receipt of all or any part of its participation in the Loan or an Unpaid

Sum to the last day of the current Interest Period in respect of the Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in Norway, New York, Frankfurt and London.

“Charged Property” means all of the assets of the Security Parties which from time to time are, or are expressed to be, the subject of the Security Documents.

“Code” means the US Internal Revenue Code of 1986.

“Collateral Assignment” means the form of assignment referred to in Clause 17.1.7 (Security Documents).

“Collateral Deed of Covenants” means the deed of covenants referred to in Clause 17.1.6 (Security Documents).

“Collateral Guarantor Assignment” means the form of assignment referred to in Clause 17.1.9 (Security Documents).

“Collateral Mortgage” means the first priority statutory mortgage referred to in Clause 17.1.6 (Security Documents) together with the Collateral Deed of Covenants.

“Collateral Security Documents” means the Collateral Mortgage, the Collateral Deed of Covenants, the Collateral Assignment and the Collateral Guarantor Assignment or (where the context permits) any one or more of them and “Collateral Security Document” means any one of them.

“Commitment” means:

(a)	in relation to an Original Lender, the amount set opposite its name under the heading “Commitment” in Schedule 1 (The Original Lenders) and the amount of any other Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Compliance Certificate” means a certificate from the Guarantor substantially in the form set out in Schedule 6 (Form of Compliance Certificate) in form and substance satisfactory to the Majority Lenders.

“Confidential Information” means all information relating to any Security Party, the Finance Documents or the Loan of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Loan from either:

(a)	any Security Party or any of its advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any Security Party or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 35 (Confidentiality); or

(ii)	is identified in writing at the time of delivery as non-confidential by any Security Party or any of its advisers; or

(iii)	is known by that Finance Party before the date the information is disclosed to it in accordance with (a) or (b) or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with any Security Party and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the Loan Market Association at the relevant time.

“Current Mortgages” means, in respect of Vessel One, the first priority ship mortgage dated 23 January 2007 in favour of DVB Bank N.V. Nordic Branch (now known as DVB Bank SE Nordic Branch) and the second priority ship mortgage dated 23 January 2007 in favour of the Guarantor and each registered in the UK Ship Register at the Maritime and Coastguard Agency and, in respect of Vessel Two, the first priority ship mortgage dated 23 January 2007 in favour of DVB Bank N.V. Nordic Branch (now known as DVB Bank SE Nordic Branch) and the second priority ship mortgage dated 23 January 2007 in favour of the Guarantor and each registered in the UK Ship Register at the Maritime and Coastguard Agency.

“Deed of Covenants” means the deed of covenants referred to in Clause 17.1.1 (Security Documents).

“Default” means an Event of Default or any event or circumstance which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Defaulting Lender” means any Lender:

(a)	which has failed to make its participation in the Loan available (or has notified the Agent or the Borrower (which has notified the Agent) that it will not make its participation in the Loan available) by the Drawdown Date in accordance with Clause 5.3 (Lenders’ participation); or

(b)	which has otherwise rescinded or repudiated a Finance Document; or

(c)	with respect to which an Insolvency Event has occurred and is continuing,

unless, in the case of (a):

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

payment is made within five Business Days of its due date; or

(ii)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.

“Delegate” means any delegate, agent, attorney or co-trustee appointed by the Security Agent.

“Delivered Vessels” means, at the relevant time, each Vessel which is owned by the Borrower and which is secured in favour of the Security Agent and “Delivered Vessel” means any one of them.

“Disruption Event” means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Loan (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“DOC” means, in relation to the ISM Company, a valid Document of Compliance issued for the ISM Company by the Administration under paragraph 13.2 of the ISM Code.

“Drawdown Date” means the date on which the Loan is advanced under Clause 5 (Advance).

“Drawdown Request” means a notice substantially in the form set out in Schedule 3 (Drawdown Request).

“Earnings” means all hires, freights, pool income and other sums payable to or for the account of the Borrower and/or the Guarantor in respect of a Vessel Including (without limitation) all remuneration for salvage and towage services, demurrage and detention moneys, contributions in general average, compensation in respect of any requisition for hire, and damages and other payments (whether awarded by any court or arbitral tribunal or by agreement or otherwise) for breach, termination or variation of any contract for the operation, employment or use of a Vessel.

“Environmental Approval” means any present or future permit, ruling, variance or other Authorisation required under Environmental Laws.

“Environmental Claim” means any claim, proceeding, formal notice or investigation by any governmental, judicial or regulatory authority or any other person which arises out of an Environmental Incident or an alleged Environmental Incident or which relates to any Environmental Law and, for this purpose, “claim” includes a claim for damages, compensation, contribution, injury, fines, fosses and penalties or any other payment of any kind, including in relation to clean-up and removal, whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset.

“Environmental Incident” means:

(a)	any release, emission, spill or discharge into a Vessel or into or upon the air, sea, land or soils (including the seabed) or surface water of Environmentally Sensitive Material within or from a Vessel; or

(b)	any incident in which Environmentally Sensitive Material is released, emitted, spilled or discharged into or upon the air, sea, land or soils (including the seabed) or surface water from a vessel other than a Vessel and which involves a collision between a Vessel and such other vessel or some other incident of navigation or operation, in either case, in connection with which a Vessel is actually or potentially liable to be arrested, attached, detained or injuncted and/or a Vessel and/or any Security Party and/or any operator or manager of a Vessel is at fault or allegedly at fault or otherwise liable to any legal or administrative action; or

(c)	any other incident in which Environmentally Sensitive Material is released, emitted, spilled or discharged into or upon the air, sea, land or soils (including the seabed) or surface water otherwise than from a Vessel and in connection with which a Vessel is actually or potentially liable to be arrested and/or where any Security Party and/or any operator or manager of a Vessel is at fault or allegedly at fault or otherwise liable to any legal or administrative action, other than in accordance with an Environmental Approval.

“Environmental Law” means any present or future law or regulation relating to pollution or protection of human health or the environment, to conditions in the workplace, to the carriage, generation, handling, storage, use, release or spillage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material.

“Environmentally Sensitive Material” means and includes all contaminants, oil, oil products, toxic substances and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous.

“Encumbrance” means a mortgage, charge, assignment, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Event of Default” means any event or circumstance specified as such in Clause 23 (Events of Default).

“Facility Office” means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“Facility Period” means the period beginning on the date of this Agreement and ending on the date when the whole of the Indebtedness has been paid in full and the Security Parties have ceased to be under any further actual or contingent liability to the Finance Parties under or in connection with the Finance Documents.

“Fair Market Value” means, in respect of a Vessel, at any relevant time, the market value of that Vessel determined by:

(a)	one current valuation by an Approved Shipbroker selected and appointed by the Agent; or

(b)	if requested by the Borrower, the average of two current valuations, one by an Approved Shipbroker selected and appointed by the Agent and the other by an Approved Shipbroker selected by the Borrower and appointed by the Agent; or

(c)	if there is a difference in excess of ten per cent (10%) between the two valuations referred to at (b) above, the average of three current valuations being the valuations referred to at (b) above and a further current valuation by an Approved Shipbroker selected by and appointed by Agent, such valuations being prepared without physical inspection and on the basis of a charter-free sale for prompt delivery for cash at arm’s length on normal commercial terms as between a willing seller and a willing buyer.

“FATCA” means:

(a)	sections 1471 to 1474 of the Code or any associated regulations or other official guidance;

(b)	any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of (a); or

(c)	any agreement pursuant to the implementation of (a) or (b) with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

“FATCA Application Date” means:

(a)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014;

(b)	in relation to a “withholdable payment” described in section 1473(1)(A)(ii) of the Code (which relates to “gross proceeds” from the disposition of property of a type that can produce interest from sources within the US), 1 January 2017; or

(c)	in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within (a) or (b), 1 January 2017,

or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement.

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.

“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.

“FATCA FFI” means a foreign financial institution as defined in section 1471(d)(4) of the Code which, if any Finance Party is not a FATCA Exempt Party, could be required to make a FATCA Deduction.

“Fee Letter” means any letter or letters dated on or about the date of this Agreement between the Agent, the Guarantor and the Borrower setting out any of the fees referred to in Clause 11 (Fees).

“Finance Documents” means this Agreement, the Security Documents, any Fee Letter and any other document designated as such by the Agent and the Borrower and “Finance Document” means any one of them.

“Finance Parties” means the Agent, the Security Agent and the Lenders and “Finance Party” means any one of them.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed and debit balances at banks or other financial institutions;

(b)	any acceptance under any acceptance credit or bill discounting facility (or dematerialised equivalent);

(c)	any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any Treasury Transaction (and, when calculating the value of that Treasury Transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that Treasury Transaction, that amount) shall be taken into account);

(g)	any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution in respect of an underlying liability of an entity which is not a Security Party which liability would fall within one of the other sections of this definition;

(h)	any amount raised by the issue of shares which are redeemable (other than at the option of the issuer) before the Termination Date or are otherwise classified as borrowings under GAAP;

(i)	any amount of any liability under an advance or deferred purchase agreement if (i) one of the primary reasons behind entering into the agreement is to raise finance or to finance the acquisition or construction of the asset or service in question or (ii) the agreement is in respect of the supply of assets or services and payment is due more than 90 days after the date of supply;

(j)	any amount raised under any other transaction (including any forward sale or purchase, sale and sale back or sale and leaseback agreement) having the commercial effect of a borrowing or otherwise classified as borrowings under GAAP; and

(k)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in (a) to (j).

“GAAP” means generally accepted accounting principles in the United Kingdom, including IFRS.

“Guarantee” means the guarantee and indemnity of the Guarantor contained in Clause 18 (Guarantee and Indemnity) and referred to in Clause 17.1.3 (Security Documents).

“Guarantor Assignment” means the form of assignment referred to in Clause 17.1.8 (Security Documents).

“GST” means goods and service tax (or, its equivalent) in any applicable jurisdiction.

“Holding Company” means, in relation to a person, any other person in respect of which it is a Subsidiary.

“IAPPC” means a valid international air pollution prevention certificate for a Vessel issued under Annex VI.

“IFRS” means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

“Indebtedness” means the aggregate from time to time of: the amount of the Loan outstanding; all accrued and unpaid interest on the Loan; and all other sums of any nature (together with all accrued and unpaid interest on any of those sums) payable to any of the Finance Parties under all or any of the Finance Documents.

“Insolvency Event” in relation to an entity means that the entity:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)	institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)	has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in (d) and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f)	has exercised in respect of it one or more of the stabilisation powers pursuant to Part 1 of the Banking Act 2009 and/or has instituted against it a bank insolvency proceeding pursuant to Part 2 of the Banking Act 2009 or a bank administration proceeding pursuant to Part 3 of the Banking Act 2009;

(g)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(h)	seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets (other than, for so long as it is required by law or regulation not to be publicly disclosed, any such appointment which is to be made, or is made, by a person or entity described in (d));

(i)	has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(j)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in (a) to (i); or

takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

“Insurances” means all policies and contracts of insurance (including all entries in protection and indemnity or war risks associations) which are from time to time taken out or entered into in respect of or in connection with a Vessel or her increased value or the Earnings and (where the context permits) all benefits under such contracts and policies, including all claims of any nature and returns of premium.

“Interest Payment Date” means each date for the payment of interest in accordance with Clause 8.2 (Payment of interest).

“Interest Period” means each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default interest).

“ISM Code” means the International Management Code for the Safe Operation of Ships and for Pollution Prevention.

“ISM Company” means, at any given time, the company responsible for a Vessel’s compliance with the ISM Code under paragraph 1.1.2 of the ISM Code.

“ISPS Code” means the International Ship and Port Facility Security Code.

“ISSC” means a valid international ship security certificate for a Vessel issued under the ISPS Code.

“Legal Opinion” means any legal opinion delivered to the Agent under Clause 4.1 (Conditions precedent) or Clause 4.3 (Conditions subsequent).

“Legal Reservations” means:

(a)	the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)	the time barring of claims under the Limitation Acts, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of UK stamp duty may be void and defences of set-off or counterclaim;

(c)	similar principles, rights and defences under the laws of any Relevant Jurisdiction; and

any other matters which are set out as qualifications or reservations as to matters of law of general application in the Legal Opinions.

“Lender” means:

(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party as a Lender in accordance with Clause 24 (Changes to the Lenders),

which in each case has not ceased to be a Lender in accordance with the terms of this Agreement.

“LIBOR” means:

(a)	the applicable Screen Rate; or

(b)	if (i) no Screen Rate is available for the currency of the Loan or (ii) no Screen Rate is available for the relevant Interest Period, the rate supplied to the Agent at its request quoted to leading banks in the Relevant Interbank Market, as of 11.00 am on the Quotation Day for dollars and for a period equal, LIBOR shall be deemed zero.

“Loan” means the aggregate amount advanced or to be advanced by the Lenders to the Borrower under Clause 2 (The Loan) or, where the context permits, the principal amount advanced and for the time being outstanding.

“Loan Administration Form” means the loan administration form substantially in the form set out in Schedule 7 (Loan Administration Form).

“Majority Lenders” means a Lender or Lenders whose Commitments aggregate more than 66 2⁄3% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2⁄3% of the Total Commitments immediately prior to the reduction).

“Mandatory Costs” means, in connection with a Lender, the cost, as determined by that Lender, of complying with regulatory requirements applicable to that Lender in connection with loan transaction contemplated by this Agreement and imposed by any relevant regulatory authority.

“Margin” means three point six five per cent (3.65%) per annum.

“Material Adverse Effect” means in the reasonable opinion of the Majority Lenders a material adverse effect on:

(a)	the business, operations, property, condition (financial or otherwise) or prospects of any Security Party; or

(b)	the ability of any Security Party to perform its payment obligations under any Finance Document; or

(c)	the validity or enforceability of, or the effectiveness or ranking of any Encumbrance granted or purporting to be granted pursuant to any of, the Finance Documents or the rights or remedies of any Finance Party under any of the Finance Documents.

“Maximum Loan Amount” means the lesser of (a) twenty million dollars ($20,000,000) and (b) 50% of the aggregate Fair Market Value of each Vessel evidenced by the valuations received by the Agent under Clause 4.1 (Conditions precedent).

“Mortgage” means the first priority statutory mortgage referred to in Clause 17.1.1 (Security Documents) together with the Deed of Covenants.

“Mortgagees’ Insurances” means all policies and contracts of mortgagees’ interest insurances, mortgagees’ additional perils (oil pollution) insurance and (if any Delivered Vessel is to be operated fully and exclusively in a jurisdiction which is not an approved flag state of the Agent) political risks and/or mortgagees’ rights insurance from time to time taken out by the Security Agent in accordance with Clause 16.6 (Mortgagees’ Insurances).

“New Lender” has the meaning given to that term in Clause 24.1 (Assignments and transfers by the Lenders).

“Non-Consenting Lender” has the meaning given to that term in Clause 34.4.4 (Replacement of Lender).

“Original Financial Statements” means the audited consolidated financial statements of the Borrower and the Guarantor for the financial year ended 31 December 2012.

“Original Jurisdiction” means, in relation to a Security Party, the jurisdiction under whose laws that Security Party is incorporated as at the date of this Agreement.

“Party” means a party to this Agreement.

“Permitted Encumbrance” means:

(a)	any Encumbrance which has the prior written approval of the Majority Lenders;

(b)	any Encumbrance arising by operation of law and in the ordinary course of trading and not as a result of any default or omission by a Security Party; or

(c)	in respect of a Delivered Vessel:

(i)	unless a Default is continuing, any ship repairer’s or out fitter’s possessory lien for an amount not exceeding two hundred fifty thousand dollars ($250,000);

(ii)	any lien for master’s, officer’s or crew’s wages outstanding in the ordinary course of trading; and

(iii)	any lien for salvage,

and subject to the aggregate amount of (i) – (iii) above in respect of any Delivered Vessel not exceeding five hundred thousand dollars ($500,000).

“Prohibited Person” means any person with whom transactions are currently prohibited or restricted under:

(a)	the United States of America sanctions administered by the United States of America Department of Treasury’s Office of Foreign Assets Control (OFAC); or

(b)	any other United States of America government sanction, export or procurement laws including, without limitation, the US Comprehensive Iran Sanctions, Accountability and Divestment Act of 2010; or

(c)	any other sanctions or other such restrictions on business dealings imposed by a member state of the European Union,

including a person on any list of restricted entities, persons or organisations published by the United States of America government, the United Nations or the European Union or any member state of the European Union, including without limitation:

(a)	the United States of America Government’s List of Specially Designated Nationals and Blocked Persons, Denied Persons List, Entities List, Debarred Parties List, Excluded Parties List and Terrorism Exclusion List;

(b)	Her Majesty’s Treasury’s Consolidated List of Financial Sanctions Targets;

(c)	the European Union Restricted Person Lists issued under Council Regulation (EC) No. 881/2002 of 27 May 2002, Council Regulation (EC) No. 2580/2001 of 27 December 2001 and Council Common Position 2005/725/CFSP of 17 October 2005; and

(d)	the United Nations Consolidated List established and maintained by the 1267 Committee;

“Purchase Options” means:

(i)	in respect of Vessel One, the purchase option set out in the bareboat charter dated 23 January 2007 on the terms and subject to the conditions of which the Seller will sell Vessel One to the Borrower;

(ii)	in respect of Vessel Two, the purchase option set out in the bareboat charter dated 23 January 2007 on the terms and subject to the conditions of which the Seller will sell Vessel Two to the Borrower, and each a “Purchase Option”.

“Qualifying Contract” means, in respect of Vessel One, any employment contract that is entered into by the Guarantor during the Facility Period as an alternative to extending the ACMA Contract and which the Agent relies on as one of the conditions to the release of the Minimum Cash Amount deposited in the Security Account pursuant to Clause 17.3 (Minimum cash deposit).

“Quotation Day” means, in relation to any period for which an interest rate is to be determined, the date which is two Business Days before the first day of that Interest Period.

“Receiver” means a receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Property.

“Related Fund” in relation to a fund (the “first fund”), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

“Relevant Documents” means the Finance Documents, the ACMA Contract, any Qualifying Contract (if entered into), the Vessel One Bareboat Charter and the Vessel Two Bareboat Charter.

“Relevant Interbank Market” means the London interbank market.

“Relevant Jurisdiction” means, in relation to a Security Party:

(a)	its Original Jurisdiction;

(b)	any jurisdiction where any asset subject to or intended to be subject to a Security Document to be executed by it is situated;

(c)	any jurisdiction where it conducts its business; and

the jurisdiction whose laws govern the perfection of any of the Security Documents entered into by it.

“Repayment Date” means the date for payment of any Repayment Instalment in accordance with Clause 6 (Repayment).

“Repayment Instalment” means any instalment of the Loan to be repaid by the Borrower under Clause 6 (Repayment).

“Repeating Representations” means each of the representations set out in Clause 19.1.1 (Status) to Clause 19.1.6 (Governing law and enforcement) and Clause 19.1.9 (No default) to Clause 19.1.18 (Pari passu ranking).

“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

“Requisition Compensation” means all compensation or other money which may from time to time be payable to the Borrower and/or the Guarantor as a result of a Vessel being requisitioned for title or in any other way compulsorily acquired (other than by way of requisition for hire).

“Retention Account” means a bank account to be opened in the name of the Borrower with the Account Holder and designated by the Agent to receive the monthly retentions set out in Clause 17.4 (Transfers to Retention Account).

“Screen Rate” means the London Interbank offered rate administered by the British Bankers Association (or any other person which takes over the administration of that rate) for the relevant currency and period displayed on pages LIBOR 01 or LIBOR 02 of the Reuters screen (or any replacement Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters. If such page or the service ceases to be available, the Agent may specify another page or service displaying the relevant rate after consultation with the Borrower.

“Secured Parties” means each Finance Party from time to time party to this Agreement and any Receiver or Delegate.

“Security Account” means the bank account to be opened in the name of the Borrower with the Account Holder and designated by the Agent to receive the monthly cash deposits set out in Clause 17.3 (Minimum cash deposit).

“Security Documents” means the Mortgage, the Assignment, the Guarantor Assignment, the Guarantee, the Account Security Pledge, the Share Charge, the Collateral Security Documents or (where the context permits) any one or more of them, and any other agreement or document which may at any time be executed by any person as security for the payment of all or any part of the Indebtedness and “Security Document” means any one of them.

“Security Parties” means the Borrower and the Guarantor and any other person who may at any time during the Facility Period be liable for, or provide security for, all or any part of the Indebtedness, and “Security Party” means any one of them.

“Seller” means Global Cable II AS, a company incorporated under the laws of Norway with its office at c/o RS Platou Finans AS, Haakon VII’s Gate 10, N-0116 Oslo, Norway.

“Share Charge” means the charge of the issued share capital of the Borrower referred to in Clause 17.1.5 (Security Documents).

“SMC” means a valid safety management certificate issued for a Vessel by or on behalf of the Administration under paragraph 13.7 of the ISM Code.

“Subordinated Indebtedness” means all indebtedness from time to time payable by the Borrower to the Guarantor.

“Subsidiary” means a subsidiary within the meaning of section 1159 of the Companies Act 2006 and “Subsidiaries” shall be construed accordingly.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Termination Date” means the date falling fifty four (54) months after the Drawdown Date.

“Total Commitments” means the aggregate of the Commitments.

“Total Loss” means:

(a)	an actual, constructive, arranged, agreed or compromised total loss of a Delivered Vessel; or

(b)	the requisition for title or compulsory acquisition of a Vessel by any government or other competent authority (other than by way of requisition for hire); or

(c)	the capture, seizure, arrest, detention, hijacking, theft, condemnation as prize, confiscation or forfeiture of a Vessel (not falling within (b)), unless that Vessel is released and returned to the possession of the Borrower or the Guarantor within 30 days after the capture, seizure, arrest, detention, hijacking, theft, condemnation as prize, confiscation or forfeiture in question.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrower.

“Transfer Date” means, in relation to an assignment or a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and

(b)	the date on which the Agent executes the relevant Assignment Agreement or Transfer Certificate.

“Treasury Transactions” means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.

“Trust Property” means:

(a)	all benefits derived by the Security Agent from Clause 17 (Security Documents and Application of Moneys); and

(b)	all benefits arising under (including, without limitation, all proceeds of the enforcement of) each of the Security Documents,

with the exception of any benefits arising solely for the benefit of the Security Agent.

“Unpaid Sum” means any sum due and payable but unpaid by any Security Party under the Finance Documents.

“US Tax Obligor” means:

(a)	a Security Party which is resident for tax purposes in the United States of America; or

(b)	a Security Party some or all of whose payments under the Finance Documents are from sources within the United States for US federal income tax purposes.

“Vessel One” means the vessel “Wave Sentinel” with Official Number 902895 currently registered under the flag of the United Kingdom in the ownership of the Seller and intended to be sold by the Seller to the Borrower on the terms of the relevant Purchase Option, and everything now or in the future belonging to her on board and ashore, which vessel is intended to be registered by the Borrower under the flag of the United Kingdom.

“Vessel One Bareboat Charter” means the bareboat charter (on BARECON 2001 format with riders) in respect of Vessel One dated 18 January 2007 between the Borrower and the Guarantor.

“Vessel Two” means the vessel “CS Sovereign” with Official Number 721180 currently registered under the flag of United Kingdom in the ownership of the Seller and intended to be sold by the Seller to the Borrower on the terms of the relevant Purchase Option, and everything now or in the future belonging to her on board and ashore, which vessel is intended to be registered by the Borrower under the flag of the United Kingdom.

“Vessel Two Bareboat Charter” means the bareboat charter (on BARECON 2001 format with riders) in respect of Vessel Two dated 18 January 2007 between the Borrower and the Guarantor.

“Vessels” means Vessel One and Vessel Two and “Vessel” means any one of them.

1.2	Construction Unless a contrary indication appears, any reference in this Agreement to:

1.2.1	any “Lender”, the “Borrower”, the “Guarantor”, the “Agent”, any “Secured Party”, the “Security Agent”, any “Finance Party” or any “Party” shall be construed so as to include its successors in title, permitted assignees and permitted transferees;

1.2.2	a document in “agreed form” is a document which is previously agreed in writing by or on behalf of the Borrower and the Agent or, if not so agreed, is in the form specified by the Agent;

1.2.3	“assets” includes present and future properties, revenues and rights of every description;

1.2.4	a “Finance Document”, a “Security Document”, a “Relevant Document” or any other document is a reference to that Finance Document, Security Document, Relevant Document or other document as amended, novated, supplemented, extended (including, without limitation, in the case of the ACMA Contract, the Vessel One Bareboat Charter and the Vessel Two Bareboat Charter, pursuant to any extension option set out therein) or restated from time to time;

1.2.5	a “group of Lenders” includes all the Lenders;

1.2.6	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

1.2.7	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership or other entity (whether or not having separate legal personality);

1.2.8	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

1.2.9	a provision of law is a reference to that provision as amended or re-enacted from time to time; and

1.2.10	a time of day (unless otherwise specified) is a reference to London time.

1.3	Headings Section, Clause and Schedule headings are for ease of reference only.

1.4	Defined terms Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

1.5	Default A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been waived.

1.6	Currency symbols and definitions “$”, “USD” and “dollars” denote the lawful currency of the United States of America and “£”, “GBP” and “Sterling” denote the lawful currency of the United Kingdom.

1.7	Third party rights A person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or to enjoy the benefit of any term of this Agreement.

1.8	Offer letter This Agreement supersedes the terms and conditions contained in any correspondence relating to the subject matter of this Agreement exchanged between any Finance Party and the Borrower or their representatives before the date of this Agreement.

Section 2	The Loan

2	The Loan

2.1	Amount Subject to the terms of this Agreement, the Lenders agree to make available to the Borrower a term loan in an aggregate amount not exceeding the Maximum Loan Amount.

2.2	Finance Parties’ rights and obligations

2.2.1	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

2.2.2	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from a Security Party shall be a separate and independent debt.

2.2.3	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

3	Purpose

3.1	Purpose The Borrower shall apply the Loan for the purposes referred to in Preliminary (B).

3.2	Monitoring No Finance Party is bound to monitor or verify the application of any amount borrowed under this Agreement.

4	Conditions of Utilisation

4.1	Conditions precedent

4.1.1	The Lenders will only be obliged to comply with Clause 5.3 (Lenders’ participation) in relation to the advance of the Loan if on or before the Drawdown Date, the Agent has received all of the documents and other evidence listed in Part I of Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Agent. The Agent shall notify the Borrower and the Lenders promptly upon being so satisfied.

4.1.2	Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in Clause 4.1.1, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

4.2	Further conditions precedent

4.2.1	The Lenders will only be obliged to advance the Loan if on the date of the Drawdown Request and on the proposed Drawdown Date:

(a)	no Default is continuing or would result from the advance of the Loan;

(b)	the representations made by the Borrower and the Guarantor under Clause 19 (Representations) are true; and

(c)	no Market Disruption Event (as defined in Clause 10.1.2 (Market disruption)) is continuing.

4.3	Conditions subsequent Save for paragraphs 3 and 5 of Part II of Schedule 2 (which shall be the responsibility of the Agent), the Borrower undertakes to deliver or to cause to be delivered to the Agent the additional documents and other evidence listed in Part II of Schedule 2 (Conditions Subsequent) on or before the dates specified in that Schedule.

4.4	No waiver If the Lenders in their sole discretion agree to advance all or any part of the Loan to the Borrower before all of the documents and evidence required by Clause 4.1 (Conditions precedent) have been delivered to or to the order of the Agent, the Borrower undertakes to deliver all outstanding documents and evidence to or to the order of the Agent no later than five Business Days after the Drawdown Date or such other date specified by the Agent (acting on the instructions of all the Lenders).

The advance of all or any part of the Loan under this Clause 4.4 shall not be taken as a waiver of the Lenders’ right to require production of all the documents and evidence required by Clause 4.1 (Initial conditions precedent).

4.5	Form and content All documents and evidence delivered to the Agent under this Clause shall:

4.5.1	be in form and substance acceptable to the Agent; and

4.5.2	if required by the Agent, be certified, notarised, legalised or attested in a manner acceptable to the Agent.

Section 3	Utilisation

5	Advance

5.1	Delivery of a Drawdown Request The Borrower may request the Loan to be advanced in one advance by delivery to the Agent of a duly completed Drawdown Request not more than ten and not fewer than two Business Days before the proposed Drawdown Date.

5.2	Completion of a Drawdown Request A Drawdown Request is irrevocable and will not be regarded as having been duly completed unless:

5.2.1	it is signed by an authorised signatory of the Borrower; and

5.2.2	the proposed Drawdown Date is a Business Day within the Availability Period.

5.3	Lenders’ participation

5.3.1	Subject to Clauses 2 (The Loan), 3 (Purpose) and 4 (Conditions of Utilisation), each Lender shall make its participation in the Loan available by the Drawdown Date through its Facility Office.

5.3.2	The amount of each Lender’s participation in the Loan will be equal to the proportion borne by its Commitment to the Total Commitments.

5.4	Cancellation of Commitment The Total Commitments shall be cancelled at the end of the Availability Period to the extent that they are unutilised at that time.

Section 4	Repayment, Prepayment and Cancellation

6	Repayment

6.1	Repayment of Loan The Borrower agrees to repay the Loan to the Agent for the account of the Lenders by eighteen consecutive quarterly instalments each in the sum of one million one hundred eleven thousand one hundred eleven dollars ($1,111,111) (save for the final instalment, which shall be one million one hundred eleven thousand one hundred thirteen dollars ($1,111,113)), the first instalment falling due on the date which is three calendar months after the Drawdown Date and subsequent instalments falling due at consecutive intervals of three calendar months thereafter with the final instalment payable on the Termination Date.

6.2	Reduction of Repayment Instalments If the aggregate amount advanced to the Borrower is less than $20,000,000, the amount of each Repayment Instalment shall be reduced pro rata to the amount actually advanced.

6.3	Reborrowing The Borrower may not re-borrow any part of the Loan which is repaid or prepaid.

7	Illegality, Prepayment and Cancellation

7.1	Illegality If it becomes unlawful in any jurisdiction (other than pursuant to Clause 22.2.2 (Compliance with laws)) for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in the Loan or it becomes unlawful for any Affiliate of a Lender for that Lender to do so:

7.1.1	that Lender shall promptly notify the Agent upon becoming aware of that event;

7.1.2	upon the Agent notifying the Borrower, the Commitment of that Lender will be immediately cancelled; and

7.1.3	the Borrower shall repay that Lender’s participation in the Loan on the last day of the current Interest Period or, if earlier, the date specified by that Lender in the notice delivered to the Agent and notified by the Agent to the Borrower (being no earlier than the last day of any applicable grace period permitted by law).

7.2	Voluntary prepayment of Loan The Borrower may prepay the whole or any part of the Loan (but, if in part, being an amount that reduces the Loan by an amount which is an integral multiple of five hundred thousand dollars ($500,000)) subject as follows:

7.2.1	it gives the Agent not less than five Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice;

7.2.2	it pays to the Agent for the account of the Lenders, in addition to the amount prepaid, a fee of an amount equal to:

(a)	in respect of any prepayment made on or before the first (1st) anniversary of the Drawdown Date, three per cent (3.0%) of the amount prepaid;

(b)	in respect of any prepayment made on or before the second (2nd) anniversary but after the first anniversary of the Drawdown Date, two per cent (2.0%) of the amount prepaid;

(c)	in respect of any prepayment made on or before the third (3rd) anniversary but after the second anniversary of the Drawdown Date, one per cent (1.0%) of the amount prepaid; and

(d)	in respect of any prepayment made after the third (3rd) anniversary of the Drawdown Date, zero point five per cent (0.5%) of the amount prepaid,

which fee shall be paid on the date of the prepayment;

7.2.3	the Loan may only be prepaid on an Interest Payment Date unless the Majority Lenders agree otherwise.

7.3	Right of cancellation and prepayment in relation to a single Lender

7.3.1	If:

(a)	any sum payable to any Lender by the Borrower is required to be increased under Clause 12.2.2 (Tax gross-up); or

(b)	any Lender claims indemnification from the Borrower under Clause 12.3 (Tax indemnity) or Clause 13.1 (Increased costs); or

the Borrower may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Agent notice of cancellation of the Commitment(s) of that Lender and its intention to procure the repayment of that Lender’s participation in the Loan.

7.3.2	On receipt of a notice referred to in Clause 7.3.1 in relation to a Lender, the Commitment(s) of that Lender shall immediately be reduced to zero.

7.3.3	On the last day of the Interest Period which ends after the Borrower has given notice under Clause 7.3.1 in relation to a Lender (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall repay that Lender’s participation in the Loan together with all interest and other amounts accrued under the Finance Documents.

7.3.4	This Clause 7.3 shall not apply to the Commitments and participation in the Loan of the Original Lenders.

7.4	Mandatory prepayment on sale or Total Loss of Vessel One If Vessel One is sold by the Borrower or becomes a Total Loss, the Borrower shall, simultaneously with any such sale or on the earlier of the date falling ninety (90) days after any such Total Loss and the date on which the proceeds of any such Total Loss are realised, prepay the whole of the Loan. In the case of a sale, the Borrower shall, simultaneously with that sale, pay to the Agent for the account of the Lenders, in addition to the amount prepaid, a fee in accordance with the amount and timetable in Clause 7.2.2 (Voluntary prepayment of Loan).

7.5	Mandatory prepayment on sale or Total Loss of Vessel Two If at any time when Vessel Two constitutes a Delivered Vessel, it is sold by the Borrower or becomes a Total Loss, the Borrower shall, simultaneously with any such sale or on the earlier of the date falling ninety (90) days after any such Total Loss and the date on which the proceeds of any such Total Loss are realised, prepay the Loan in an amount which ensures that after such prepayment the aggregate of (i) the then Fair Market Value of Vessel One and (ii) the current balance deposited and blocked in the Security Account equals two hundred per cent of the amount of the Loan outstanding. In the case of a sale, the Borrower shall, simultaneously with that sale, pay to the Agent for the account of the Lenders, in addition to the amount prepaid, a fee in accordance with the amount and timetable in Clause 7.2.2 (Voluntary prepayment of Loan).

Any sale or Total Loss proceeds remaining after the Borrower has satisfied its obligations under this Clause 7.5 and Clause 7.6 (Restrictions) shall be promptly released to the Borrower subject to no continuing Default. If a Default is continuing, the Agent may, if instructed to do so by the Majority Lenders, apply the surplus sale or Total Loss proceeds towards the Loan.

7.6	Restrictions Any notice of prepayment or cancellation given under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant prepayment or cancellation is to be made and the amount of that prepayment or cancellation.

Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs and subject to Clause 7.2.2 (Voluntary prepayment of Loan), Clause 7.4 (Mandatory prepayment on sale or Total Loss of Vessel One) and Clause 7.5 (Mandatory prepayment on sale or Total Loss of Vessel Two), without premium or penalty.

The Borrower shall not repay, prepay or cancel all or any part of the Loan except at the times and in the manner expressly provided for in this Agreement.

No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

If the Agent receives a notice under this Clause 7 it shall promptly forward a copy of that notice to the Borrower or the affected Lender, as appropriate.

Any repayment or prepayment under Clauses 7.1 (Illegality), 7.2 (Voluntary prepayment of Loan), 7.3 (Right of cancellation and prepayment in relation to a single lender), 7.4 (Mandatory prepayment on sale or Total Loss of Vessel One) and 7.5 (Mandatory prepayment on sale or Total Loss of Vessel Two) shall satisfy the obligations under Clause 6.1 (Repayment of Loan) in inverse order of maturity.

Section 5	Costs of Utilisation

8	Interest

8.1	Calculation of interest The rate of interest on the Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

8.1.1	Margin;

8.1.2	LIBOR; and

8.1.3	Mandatory Costs, if applicable.

8.2	Payment of interest The Borrower shall pay accrued interest on the Loan on the last day of each Interest Period (and, if the Interest Period is longer than three months, on the dates falling at three monthly intervals after the first day of the Interest Period).

8.3	Default interest If the Borrower fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which is two per cent higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted the Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 8.3 shall be immediately payable by the Borrower on demand by the Agent.

Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

8.4	Notification of rates of interest The Agent shall promptly notify the Borrower of the determination of a rate of interest under this Agreement.

9	Interest Periods

9.1	Duration of Interest Periods Each Interest Period shall be for a duration of three months subject as follows:

9.1.1	the Agent (acting on the instructions of all of the Lenders) and the Borrower may from time to time mutually agree an alternative duration for an Interest Period;

9.1.2	an Interest Period shall not extend beyond the Termination Date; and

9.1.3	each Interest Period shall start on the Drawdown Date or (if the Loan is already made) on the last day of its preceding Interest Period and end on the date which numerically corresponds to the Drawdown Date or the last day of the preceding Interest Period in the relevant calendar month except that, if there is no numerically corresponding date in that calendar month, the Interest Period shall end on the last Business Day in that month.

9.2	Interest Periods to meet Repayment Dates If an Interest Period will expire after the next Repayment Date, there shall be a separate Interest Period for a part of the Loan equal to the Repayment Instalment due on that next Repayment Date and that separate Interest Period shall expire on that next Repayment Date.

9.3	Non-Business Days If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10	Changes to the Calculation of Interest

10.1	Market disruption If a Market Disruption Event occurs for any Interest Period, then the rate of interest on each Lender’s share of the Loan for that Interest Period shall be the percentage rate per annum which is the sum of:

10.1.1	the Margin;

10.1.2	the rate notified to the Agent by that Lender as soon as practicable, and in any event by close of business on the date falling five Business Days after the relevant Quotation Day, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in the Loan from whatever source it may reasonably select (including, without limitation, broker quotes obtained by that Lender in the ordinary course of its business of refinancing rates available in the European Financial Markets); and

10.1.3	Mandatory Costs, if any, of that Lender.

In this Agreement “Market Disruption Event” means:

(a)	at or about noon on the Quotation Day for the relevant Interest Period LIBOR is to be determined by reference to a rate to be supplied to the Agent at its request quoted to leading banks in the Relevant Interbank Market and the Agent is unable to obtain such a rate in order to determine LIBOR for dollars and the relevant Interest Period; or

(b)	before close of business in Norway on the next Business Day after the Quotation Day for the relevant Interest Period, the Agent receives notifications from one or more Lenders that the cost to it of funding its participation in the Loan from whatever source it may reasonably select would be in excess of LIBOR.

In connection with this Clause 10.1, the determination by a Lender that the cost to it of funding its participation in the Loan is in excess of LIBOR shall be final, conclusive and binding on the Borrower and any rate notified to the Agent by a Lender under Clause 10.1.2 shall be final, conclusive and binding on the Borrower without any obligation on a Lender to actually refinance all or any part of its participation in the Loan on a back to back basis.

10.2	Alternative basis of interest or funding

10.2.1	If a Market Disruption Event occurs and the Agent or the Borrower so requires, the Agent and the Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

10.2.2	Any alternative basis agreed pursuant to Clause 10.2.1 shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.

10.2.3	If an alternative basis is not agreed pursuant to Clause 10.2.1, the Borrower may prepay on the last day of the current Interest Period the Loan participation of the relevant Lenders together with accrued interest (calculated as specified in Clause 10.1 (Market Disruption), break costs, a fee in accordance with Clause 7.2.2 (Voluntary prepayment of Loan) and the remaining Repayment Instalments shall be reduced in inverse order of maturity.

10.3	Break Costs The Borrower shall, within ten Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of the Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for the Loan or Unpaid Sum.

Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

11	Fees

11.1	Commitment Fee The Borrower shall pay to the Agent (for the account of the Lenders in proportion to their Commitments) a commitment fee in the amount and in the times agreed in a Fee Letter.

11.2	Arrangement fee The Borrower shall pay to the Agent (for distribution to the Lenders) an arrangement fee in the amount and at the times agreed in a Fee Letter.

11.3	Annual fee The Borrower shall pay to the Agent (for its own account) an annual fee in the amount and at the times agreed in a Fee Letter.

Section 6	Additional Payment Obligations

12	Tax Gross Up and Indemnities

12.1	Definitions In this Agreement:

“Protected Party” means a Finance Party which is or will be subject to any liability or required to make any payment for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

“Tax Payment” means either the increase in a payment made by a Security Party to a Finance Party under Clause 12.2 (Tax gross-up) or a payment by the Borrower under Clause 12.3 (Tax indemnity).

Unless a contrary indication appears, in this Clause 12 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

12.2	Tax gross-up The Borrower shall (and shall procure that each other Security Party shall) make all payments to be made by it under any Finance Document without any Tax Deduction, unless a Tax Deduction is required by law, subject as follows:

12.2.1	the Borrower shall promptly upon becoming aware that it or any other Security Party must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Borrower and any such other Security Party;

12.2.2	if a Tax Deduction is required by law to be made by the Borrower or any other Security Party, the amount of the payment due from the Borrower or that other Security Party shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required;

12.2.3	if the Borrower or any other Security Party is required to make a Tax Deduction, the Borrower shall (and shall procure that such other Security Party shall) make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law;

12.2.4	within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower shall (and shall procure that such other Security Party shall) deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

12.3	Tax indemnity

12.3.1	The Borrower shall (within ten Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party reasonably determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

12.3.2	Clause 12.3.1 shall not apply:

(a)	with respect to any Tax assessed on a Finance Party:

(i)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(ii)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction.

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(b)	to the extent a loss, liability or cost:

(i)	is compensated for by an increased payment under Clause 12.2 (Tax gross-up); or

(ii)	relates to a FATCA Deduction required to be made by a Party.

12.3.3	A Protected Party making, or intending to make a claim under Clause 12.3.1 shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Borrower.

12.3.4	A Protected Party shall, on receiving a payment from the Borrower under this Clause 12.3, notify the Agent.

12.4	Tax Credit If the Borrower or any other Security Party makes a Tax Payment and the relevant Finance Party reasonably determines that:

12.4.1	a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and

12.4.2	that Finance Party has obtained and utilised that Tax Credit,

that Finance Party shall promptly pay an amount to the Borrower or to that other Security Party which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been made by the Borrower or that other Security Party.

12.5	Stamp taxes The Borrower shall pay and, within ten Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

12.6	GST

12.6.1	All amounts expressed to be payable under a Finance Document by any Party or any Security Party to a Finance Party which (in whole or in part) constitute the consideration for any supply for GST purposes are deemed to be exclusive of any GST which is chargeable on that supply, and accordingly, subject to Clause 12.6.2, if GST is or becomes chargeable on any supply made by any Finance Party to any Party or any Security Party under a Finance Document and such Finance Party is required to account to the relevant tax authority for the GST, that Party or Security Party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the GST (and such Finance Party must promptly provide an appropriate GST invoice to the Borrower).

12.6.2	If GST is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party other than the Recipient (the “Relevant Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(a)	(where the Supplier is the person required to account to the relevant tax authority for the GST) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the GST. The Recipient must (where this Clause 12.6.2(a) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the GST chargeable on that supply; and

(b)	(where the Recipient is the person required to account to the relevant tax authority for the GST) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the GST chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that GST.

12.6.3

Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents GST, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such GST from the relevant tax authority.

12.6.4	In relation to any supply made by a Finance Party to any Party under a Finance Document, if reasonably requested by such Finance Party, that Party must promptly provide such Finance Party with details of that Party’s GST registration and such other information as is reasonably requested in connection with such Finance Party’s GST reporting requirements in relation to such supply.

12.7	FATCA information

12.7.1	Subject to Clause 12.7.3, each Party shall, within ten Business Days of a reasonable request by another Party:

(a)	confirm to that other Party whether it is:

(i)	a FATCA Exempt Party; or

(ii)	not a FATCA Exempt Party; and

(b)	supply to that other Party such forms, documentation and other information relating to its status under FATCA (including its applicable “passthru payment percentage” or other information required under the US Treasury Regulations or other official guidance including intergovernmental agreements) as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA.

12.7.2	If a Party confirms to another Party pursuant to Clause 12.7.1(a)(i) that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

12.7.3	Clause 12.7.1 shall not oblige any Finance Party to do anything which would or might in its reasonable opinion constitute a breach of:

(a)	any law or regulation;

(b)	any fiduciary duty; or

(c)	any duty of confidentiality.

12.7.4	If a Party fails to confirm its status or to supply forms, documentation or other information requested in accordance with Clause 12.7.1 (including, for the avoidance of doubt, where Clause 12.7.3 applies), then:

(a)	if that Party failed to confirm whether it is (and/or remains) a FATCA Exempt Party then such Party shall be treated for the purposes of the Finance Documents as if it is not a FATCA Exempt Party; and

(b)	if that Party failed to confirm its applicable “passthru payment percentage” then such Party shall be treated for the purposes of the Finance Documents (and payments made thereunder) as if its applicable “passthru payment percentage” is 100%, until (in each case) such time as the Party in question provides the requested confirmation, forms, documentation or other information.

12.8	FATCA Deduction

12.8.1	Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

12.8.2	Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction) notify the Party to whom it is making the payment and, in addition, shall notify the Borrower, the Agent and the other Finance Parties.

13	Increased Costs

13.1	Increased costs Subject to Clause 13.3 (Exceptions) the Borrower shall, within ten Business Days of a demand by the Agent, pay to the Agent for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation or any request from or requirement of any central bank or other fiscal, monetary or other authority made after the date of this Agreement (including Basel III (as defined in Clause 13.3) and any other which relates to capital adequacy or liquidity controls or which affects the manner in which that Finance Party allocates capital resources to obligations under this Agreement) or (iii) any change in the risk weight allocated by that Finance Party to the Borrower after the date of this Agreement.

In this Agreement “Increased Costs” means:

(a)	a reduction in the rate of return from the Loan or on a Finance Party’s (or its Affiliate’s) overall capital;

(b)	an additional or increased cost; or

(c)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into any Finance Document or funding or performing its obligations under any Finance Document.

13.2	Increased cost claims

13.2.1	A Finance Party intending to make a claim pursuant to Clause 13.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower.

13.2.2	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

13.3	Exceptions Clause 13.1 (Increased costs) does not apply to the extent any Increased Cost is:

13.3.1	attributable to a Tax Deduction required by law to be made by the Borrower;

13.3.2	attributable to a FATCA Deduction required to be made by a Party;

13.3.3	compensated for by Clause 12.3 (Tax indemnity) (or would have been compensated for under Clause 12.3 but was not so compensated solely because any of the exclusions in Clause 12.3 applied);

13.3.4	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation; or

13.3.5	attributable to the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (but excluding any amendment arising out of Basel III) (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates).

In this Clause 13.3, a reference to a “Tax Deduction” has the same meaning given to the term in Clause 12.1 (Definitions) and “Basel III” means (a) the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, ‘‘Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated, (b) the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Basel Committee on Banking Supervision in November 2011 and (c) any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”.

14	Other Indemnities

14.1	Currency indemnity If any sum due from the Borrower or the Guarantor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

14.1.1	making or filing a claim or proof against the Borrower or the Guarantor (as the case may be), or

14.1.2	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

the Borrower or the Guarantor (as the case may be) shall as an independent obligation, within ten Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (a) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (b) the rate or rates of exchange available to that Finance Party at the time of its receipt of that Sum.

The Borrower and the Guarantor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

14.2	Other indemnities

14.2.1	The Borrower shall, within ten Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

(a)	the occurrence of any Event of Default;

(b)	a failure by the Borrower to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 27 (Sharing among the Finance Parties);

(c)	funding, or making arrangements to fund, the Loan following delivery by the Borrower of a Drawdown Request but the Loan not being advanced by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by a Finance Party alone); or

(d)	the Loan (or part of the Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.

14.2.2	The Borrower shall promptly indemnify each Finance Party, each Affiliate of a Finance Party and each officer or employee of a Finance Party or its Affiliate (each such person for the purposes of this Clause 14.2 an “Indemnified Person”) against any cost, loss or liability incurred by that Indemnified Person pursuant to or in connection with any litigation, arbitration or administrative proceedings or regulatory enquiry, in connection with or arising out of the entry into and the transactions contemplated by the Finance Documents, having the benefit of any Encumbrance constituted by the Finance Documents or which relates to the condition or operation of, or any incident occurring in relation to, a Vessel, unless such cost, loss or liability is caused by the gross negligence or wilful misconduct of that Indemnified Person or is otherwise actually settled in full by any insurance policy.

14.2.3	Subject to any limitations set out in Clause 14.2.2, the indemnity in that Clause shall cover any cost, loss or liability incurred by each Indemnified Person in any jurisdiction:

(a)	arising or asserted under or in connection with any law relating to safety at sea, the ISM Code, any Environmental Law or any sanctions as set out in Clause 22.2.2; or

(b)	in connection with any Environmental Claim.

14.3	Indemnity to the Agent The Borrower shall promptly indemnify the Agent against:

14.3.1	any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default; or

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or

(c)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement; and

14.3.2	any cost, loss or liability incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) in acting as Agent under the Finance Documents.

14.4	Indemnity to the Security Agent The Borrower and each Guarantor shall promptly indemnify the Security Agent and every Receiver and Delegate against any cost, loss or liability incurred by any of them as a result of:

14.4.1	any failure by the Borrower to comply with its obligations under Clause 16 (Costs and Expenses);

14.4.2	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;

14.4.3	the taking, holding, protection or enforcement of the Security Documents;

14.4.4	the exercise of any of the rights, powers, discretions, authorities and remedies vested in the Security Agent and each Receiver and Delegate by the Finance Documents or by law;

14.4.5	any default by any Security Party in the performance of any of the obligations expressed to be assumed by it in the Finance Documents; or

14.4.6	acting as Security Agent, Receiver or Delegate under the Finance Documents or which otherwise relates to any of the Charged Property (otherwise, in each case, than by reason of the relevant Security Agent’s, Receiver’s or Delegate’s gross negligence or wilful misconduct).

14.5	Indemnity survival The indemnities contained in this Agreement shall survive repayment of the Loan.

15	Mitigation by the Lenders

15.1	Mitigation Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to any of Clause 7.1 (Illegality), Clause 12 (Tax Gross Up and Indemnities) or Clause 13 (Increased Costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office. The above does not in any way limit the obligations of any Security Party under the Finance Documents.

15.2	Limitation of liability The Borrower shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 15.1 (Mitigation). A Finance Party is not obliged to take any steps under Clause 15.1 if, in its opinion (acting reasonably), to do so might be prejudicial to it.

15.3	Recovery If the Borrower pays to a Finance Party an amount in respect of any claim and that Finance Party subsequently recovers from a third party a sum which is referable to such claim, that Finance Party shall as soon as practicable thereafter repay to the Borrower any sums paid in respect of such claim net of the costs of recovery provided that the full amount of such claim has been received by that Finance Party and any reimbursement to the Borrower shall not change this.

16	Costs and Expenses

16.1	Transaction expenses The Borrower shall promptly on demand pay the Agent and the Security Agent the amount (in accordance with, where applicable, any agreed quotes) of all costs and expenses (including legal fees) reasonably incurred by any of them (and, in the case of the Security Agent, by any Receiver or Delegate) in connection with:

16.1.1	the negotiation, preparation, printing, execution, syndication and perfection of this Agreement and any other documents referred to in this Agreement;

16.1.2	the negotiation, preparation, printing, execution and perfection of any other Finance Documents executed after the date of this Agreement;

16.1.3	any other document which may at any time be required by a Finance Party to give effect to any Finance Document or which a Finance Party is entitled to call for or obtain under any Finance Document (including, without limitation, subject to the last paragraph of Clause 17.14 (Additional security), any valuation of a Vessel for the purposes of determining the Fair Market Value of that Vessel); and

16.1.4	any discharge, release or reassignment of any of the Security Documents.

16.2	Amendment costs If (a) a Security Party requests an amendment, waiver or consent or (b) an amendment is required under Clause 28,10 (Change of currency), the Borrower shall, within ten Business Days of demand, reimburse each of the Agent and the Security Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent and the Security Agent (and, in the case of the Security Agent, by any Receiver or Delegate) in responding to, evaluating, negotiating or complying with that request or requirement.

16.3	Agent and Security Agent’s management time and additional remuneration Any amount payable to the Agent under Clause 14.3 (Indemnity to the Agent) or to the Security Agent under Clause 14.4 (Indemnity to the Security Agent) or to either of them under this Clause 16 or Clause 25.10 (Lenders’ indemnity to the Agent) shall include the reasonable cost of utilising the management time or other resources of the Agent or the Security Agent (as the case may be) and will be calculated on the basis of such reasonable daily or hourly rates as the Agent or the Security Agent may notify to the Borrower and the Lenders, and is in addition to any other fee paid or payable to the Agent or the Security Agent.

16.4	Enforcement and preservation costs The Borrower shall, within ten Business Days of demand, pay to each Finance Party and each other Secured Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document and any proceedings instituted by or against the Security Agent as a consequence of taking or holding the Security Documents or enforcing those rights including (without limitation) any losses, costs and expenses which that Finance Party or other Secured Party may from time to time sustain, incur or become liable for by reason of that Finance Party or other Secured Party being mortgagee of a Vessel and/or a lender to the Borrower, or by reason of that Finance Party or other Secured Party being deemed by any court or authority to be an operator or controller, or in any way concerned in the operation or control, of a Vessel.

16.5	Other costs The Borrower shall, within ten Business Days of demand, pay to each Finance Party and each other Secured Party the amount of all sums which that Finance Party or other Secured Party may pay or become actually or contingently liable for on account of the Borrower in connection with a Vessel (whether alone or jointly or jointly and severally with any other person) including (without limitation) all sums which that Finance Party or other Secured Party may pay or guarantees which it may give in respect of the Insurances, any expenses incurred by that Finance Party or other Secured Party in connection with the maintenance or repair of a Vessel or in discharging any lien, bond or other claim relating in any way to a Vessel, and any sums which that Finance Party or other Secured Party may pay or guarantees which it may give to procure the release of a Vessel from arrest or detention.

16.6	Mortgagees’ Insurance The Security Agent shall be at liberty to take out Mortgagees’ Insurance up to an amount equal to one hundred and twenty per cent of the Loan outstanding and the Borrower shall from time to time within ten Business Days of demand reimburse and indemnify the Security Agent for all costs, premiums and expense paid or incurred by the Security Agent in connection with any Mortgagees’ Insurances.

Section 7	Security and Application of Moneys

17	Security Documents and Application of Moneys

17.1	Security Documents As security for the payment of the Indebtedness, the Borrower shall execute and deliver to the Security Agent or cause to be executed and delivered to the Security Agent the following documents in such forms and containing such terms and conditions as the Security Agent shall require:

17.1.1	a first priority United Kingdom statutory mortgage over Vessel One together with a collateral deed of covenants from the Borrower;

17.1.2	a first priority deed of assignment of the Insurances, Earnings and Requisition Compensation of Vessel One and the Vessel One Bareboat Charter from the Borrower;

17.1.3	a guarantee and indemnity from the Guarantor as set out in Clause 18;

17.1.4	a first priority account security pledge in respect of all amounts from time to time standing to the credit of the Accounts;

17.1.5	a first priority charge of all the issued shares of the Borrower;

17.1.6	a first priority United Kingdom statutory mortgage over Vessel Two together with a collateral deed of covenants from the Borrower;

17.1.7	a first priority deed of assignment of the Insurances, Earnings and Requisition Compensation of Vessel Two and the Vessel Two Bareboat Charter from the Borrower;

17.1.8	a first priority deed of assignment of the Insurances, Earnings and Requisition Compensation of Vessel One from the Guarantor; and

17.1.9	a first priority deed of assignment of the Insurances, Earnings and Requisition Compensation of Vessel Two from the Guarantor.

17.2	Security and Retention Accounts The Borrower shall maintain the Accounts with the Account Holder for the duration of the Facility Period free of Encumbrances and rights of set off other than those created by or under the Finance Documents.

17.3	Minimum cash deposit The Borrower shall, during the first twelve months from the Drawdown Date, make a monthly cash deposit of no less than five hundred eighty five thousand dollars ($585,000) in the Security Account commencing from the date which is one month after the Drawdown Date so that there shall be maintained a minimum cash amount of no less than seven million twenty thousand dollars ($7,020,000) on the first (1st) anniversary date of the Drawdown Date (the “Minimum Cash Amount”).

Subject to:

(a)	no continuing Default;

(b)	the aggregate of (i) the then Fair Market Value of each Delivered Vessel and (ii) any additional security provided to the Security Agent under Clause 17.14 (Additional security) being equal to or greater than the VTL Coverage Amount;

(c)	the ACMA Contract being extended (or the Guarantor entering into an alternative employment contract with a counterparty acceptable to the Majority Lenders) for a firm period that continues to on or after the Termination Date and on hire or compensation terms which, in the reasonable opinion of the Majority Lenders, will provide the Borrower with sufficient fixed cash flow to service in full its obligations under the Vessel One Bareboat Charter as they fall due;

(d)	the Vessel One Bareboat Charter being extended for a firm period that continues to on or after the Termination Date and on hire terms which, in the reasonable opinion of the Majority Lender, will provide the Borrower with sufficient fixed cashflow to service in full its debts service obligations under this Agreement as they fall due; and

(e)	the Guarantor providing a written confirmation that (i) since the date of the most recent financial statements or accounts delivered to the Agent pursuant to Clause 20.1 (Financial statements) there has been no material adverse change in the business, assets or financial condition of the Borrower or the Guarantor and (ii), to the best of the Guarantor’s knowledge and belief, if the financial covenants set out at Clause 21.1 (Financial covenants) were to be tested on the date of the Guarantor’s written confirmation the Guarantor would be in compliance with the same, the Borrower may request the withdrawal of the Minimum Cash Amount from the Security Account and the Majority Lenders shall provide its consent to such withdrawal to the Account Holder within seven Business Days of receipt by the Security Agent of the Borrower’s request. If the credit balance in the Security Account ever exceeds the amount of the Loan then outstanding, the Borrower shall be entitled to transfer to the Retention Account in each calendar month the amount required to be transferred to the Retention Account during that calendar month pursuant to Clause 17.4 (Transfers to Retention Account).

17.4	Transfers to Retention Account Commencing from the date which is one calendar month after the Drawdown Date, on the day in each calendar month during the Facility Period which numerically corresponds to the Drawdown Date (or, if there is no such day, on the last Business Day of that month), the Borrower shall procure that there is transferred to the Retention Account:

17.4.1	one-third of the amount of the Repayment Instalment due on the next Repayment Date (which shall be deemed to be the day for that transfer if that day is a Repayment Date); and

17.4.2	one third of the amount of interest due on the next Interest Payment Date (which shall be deemed to be the day for that transfer if that day is an Interest Payment Date).

17.5	Application of Retention Account The Borrower shall procure that there is transferred from the Retention Account to the Agent:

17.5.1	on each Repayment Date, the amount of the Repayment Instalment then due; and

17.5.2	on each Interest Payment Date, the amount of interest then due and the Borrower irrevocably authorises the Agent to instruct the Account Holder to make those transfers.

17.6	Borrower’s obligations not affected If for any reason the amount standing to the credit of the Retention Account is insufficient to pay any Repayment Instalment or to make any payment of interest when due, the Borrower’s obligation to pay that Repayment Instalment or to make that payment of interest shall not be affected.

17.7	Restriction on withdrawal During the Facility Period no sum may be withdrawn from the Accounts (except in accordance with this Clause 17) without the prior written consent of the Majority Lenders.

17.8	Relocation of Accounts At any time following the occurrence and during the continuation of an Event of Default, the Security Agent may without the consent of the Borrower instruct the Account Holder to relocate either or both of the Accounts to any other branch of the Account Holder, without prejudice to the continued application of this Clause 17 and the rights of the Finance Parties under the Finance Documents.

17.9	Access to information The Borrower agrees that the Security Agent (and its nominees) may from time to time during the Facility Period review the records held by the Account Holder (whether in written or electronic form) in relation to the Accounts, and irrevocably waives any right of confidentiality which may exist in relation to those records.

17.10	Statements Without prejudice to the rights of the Security Agent under Clause 17.9 (Access to information), the Borrower shall procure that the Account Holder provides to the Security Agent if requested, no less frequently than each calendar month during the Facility Period, written statements of account showing all entries made to the credit and debit of each of the Accounts during the immediately preceding calendar month.

17.11	Application after acceleration From and after the giving of notice to the Borrower by the Agent under Clause 23.2 (Acceleration), the Borrower shall procure that all sums from time to time standing to the credit of either of the Accounts are promptly transferred to the Security Agent or any Receiver or Delegate for application in accordance with Clause 17.12 (Application of moneys by Security Agent) and the Borrower irrevocably authorises the Security Agent to instruct the Account Holder to make those transfers.

17.12	Application of moneys by Security Agent The Borrower and the Finance Parties irrevocably authorise the Security Agent or any Receiver or Delegate to apply all moneys which it receives and is entitled to receive:

17.12.1	pursuant to a sale or other disposition of a Delivered Vessel or any right, title or interest in a Delivered Vessel; or

17.12.2	by way of payment of any sum in respect of the Insurances, Earnings or Requisition Compensation; or

17.12.3	by way of transfer of any sum from either of the Accounts; or

17.12.4	otherwise under or in connection with any Security Document,

in or towards satisfaction of the Indebtedness in the following order:

17.12.5	first, any unpaid fees, costs, expenses and default interest due to the Agent and the Security Agent (and, in the case of the Security Agent, to any Receiver or Delegate) under all or any of the Finance Documents, such application to be apportioned between the Agent and the Security Agent pro rata to the aggregate amount of such items due to each of them;

17.12.6	second, any unpaid fees, costs, expenses (including any sums paid by the Lenders under Clause 25.10 (Lenders’ Indemnity to the Agent)) of the Lenders due under this Agreement, such application to be apportioned between the Lenders pro rata to the aggregate amount of such items due to each of them;

17.12.7	third, any accrued but unpaid default interest due to the Lenders under this Agreement, such application to be apportioned between the Lenders pro rata to the aggregate amount of such default interest due to each of them;

17.12.8	fourth, any other accrued but unpaid interest due to the Lenders under this Agreement, such application to be apportioned between the Lenders pro rata to the aggregate amount of such interest due to each of them;

17.12.9	fifth, any principal of the Loan due and payable but unpaid under this Agreement, such application to be apportioned between the Lenders pro rata to the aggregate amount of such principal due to each of them; and

17.12.10	sixth, any other sum due and payable to any Finance Party but unpaid under all or any of the Finance Documents, such application to be apportioned between the Finance Parties pro rata to the aggregate amount of any such sum due to each of them;

Provided that the balance (if any) of the moneys received shall be paid to the Security Parties from whom or from whose assets those sums were received or recovered or to any other person entitled to them including the Borrower.

17.13	Retention on account Moneys to be applied by the Security Agent or any Receiver or Delegate under Clause 17.12 (Application of moneys by Security Agent) shall be applied as soon as practicable after the relevant moneys are received by it, or otherwise become available to it, save that (without prejudice to any other provisions contained in any of the Security Documents) the Security Agent or any Receiver or Delegate may retain any such moneys by crediting them to a suspense account for so long and in such manner as the Security Agent or such Receiver or Delegate may from time to time reasonably determine with a view to preserving the rights of the Finance Parties or any of them to prove for the whole of the Indebtedness (or any relevant part) against the Borrower or any other person liable.

17.14	Additional security If at any time the aggregate of (i) the then Fair Market Value of each Delivered Vessel, (ii) the then current balance deposited and blocked in the Security Account and (iii) and the value of any additional security (such value to be the face amount of the deposit (in the case of cash), determined conclusively by appropriate advisers appointed by the Agent (in the case of other charged assets), and reasonably determined by the Agent (in all other cases)) for the time being provided to the Security Agent under this Clause 17.14 is less than 160% of the amount of the Loan then outstanding (the “VTL Coverage Amount”), the Borrower shall, within 30 days of the Agent’s request, at the Borrower’s option:

17.14.1	pay to the Security Agent or to its nominee a cash deposit in the amount of the shortfall to be secured in favour of the Security Agent as additional security for the payment of the Indebtedness; or

17.14.2	give to the Security Agent other additional security in amount and form reasonably acceptable to the Majority Lenders in their discretion; or

17.14.3	prepay the Loan in the amount of the shortfall.

Clauses 6.3 (Reborrowing), 7.2 (Voluntary prepayment of Loan) and 7.6 (Restrictions) shall apply, mutatis mutandis, to any prepayment made under this Clause 17.14 and the value of any additional security provided shall be determined by the Agent in its reasonable discretion.

If and for so long as the Borrower fails to discharge the obligations arising from the Agent’s request under this Clause 17.14, the Borrower shall, if so demanded by the Agent, compensate the Lenders for the increased risk in relation to the Loan by paying interest on the Loan from the 31st day after the Agent’s request at a rate calculated in accordance with Clause 8.3 (Default interest) as if the whole of the outstanding Loan were an overdue amount. Any such interest shall accrue in accordance with Clause 31.3 (Day count convention) and be payable by the Borrower in accordance with Clause 8.2 (Payment of interest) and shall be without prejudice to any other right or remedy any Finance Party may have under Clause 13 (Increased Costs) or Clause 23 (Events of Default).

The Agent may determine the Fair Market Value of each Delivered Vessel at any time during the Facility Period. The Borrower shall bear the cost of valuations carried out in determining the Fair Market Value of each Vessel prior to the Drawdown Date and thereafter in determining the Fair Market Value of each Delivered Vessel approximately six (6) months after the Drawdown Date and semi-annually thereafter for the remainder of the Facility Period and at the time of any withdrawal request under Clause 17.3 (Minimum cash deposit) or any security release request under Clause 17.15 (Release of Collateral Security Documents) of any proposed dividend payment under Clause 22.18 (Dividends) or any mandatory prepayment under Clause 7.5 (Mandatory prepayment on sale or Total Loss of Vessel Two). The cost of determining the Fair Market Value of each Delivered Vessel at any other time shall be borne by the Lenders (in their proportionate shares based on their participations in the Loan) unless a Default is continuing or the aggregate Fair Market Value determined for each Delivered Vessel is such that the Agent would be entitled to make a request on the Borrower under this Clause, in which case the cost of determining the Fair Market Value of each Delivered Vessel shall be borne by the Borrower.

17.15	Release of Collateral Security Documents Subject to:

(a)	no continuing Default;

(b)	the aggregate of (i) the then Fair Market Value of Vessel One and (ii) the then current balance deposited and blocked in the Security Account being equal to or greater than two hundred per cent of the amount of the Loan then outstanding;

(c)	the balance deposited and blocked in the Security Account being no less than seven million and twenty thousand dollars ($7,020,000),

notwithstanding any other provisions of this Agreement and the other Finance Documents, the Security Agent will, at the cost of and on the request of the Borrower, execute and deliver to the Borrower a release, reassignment and/or discharge of the Collateral Security Documents.

18	Guarantee and Indemnity

18.1	Guarantee and indemnity The Guarantor irrevocably and unconditionally:

18.1.1	guarantees to each Finance Party punctual performance by each other Security Party of all that Security Party’s obligations under the Finance Documents;

18.1.2	undertakes with each Finance Party that whenever another Security Party does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

18.1.3	agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of a Security Party not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by the Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 18 if the amount claimed had been recoverable on the basis of a guarantee.

18.2	Continuing Guarantee This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Security Party under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

18.3	Reinstatement If any discharge, release or arrangement (whether in respect of the obligations of any Security Party or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of the Guarantor under this Clause 18 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

18.4	Waiver of defences The obligations of the Guarantor under this Clause 18 will not be affected by an act, omission, matter or thing which, but for this Clause 18, would reduce, release or prejudice any of its obligations under this Clause 18 (without limitation and whether or not known to it or any Finance Party) including:

18.4.1	any time, waiver or consent granted to, or composition with, any Security Party or other person;

18.4.2	the release of any other Security Party or any other person under the terms of any composition or arrangement with any creditor of any Security Party;

18.4.3	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Security Party or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

18.4.4	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of a Security Party or any other person;

18.4.5	any amendment, novation, supplement, extension restatement (however fundamental and whether or not more onerous) or replacement of a Finance Document or any other document or security including, without limitation, any change in the purpose of, any extension of or increase in any facility or the addition of any new facility under any Finance Document or other document or security;

18.4.6	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

18.4.7	any insolvency or similar proceedings.

18.5	Guarantor intent Without prejudice to the generality of Clause 18.4 (Waiver of defences), the Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

18.6	Immediate recourse The Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Guarantor under this Clause 18. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

18.7	Appropriations The Guarantor agrees that until all amounts which may be or become payable by the Security Parties under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

18.7.1	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Guarantor shall not be entitled to the benefit of the same; and

18.7.2	hold in an interest-bearing suspense account any moneys received from the Guarantor or on account of the Guarantor’s liability under this Clause 18.

For the avoidance of doubt, this Clause shall not prevent the Borrower from making the transfers from the Security Account to the Retention Account permitted by the last paragraph of Clause 17.3 (Minimum cash deposit).

18.8	Deferral of Guarantor’s rights Until all amounts which may be or become payable by the Security Parties under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, the Guarantor will not exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 18:

18.8.1	to be indemnified by a Security Party;

18.8.2	to claim any contribution from any other guarantor of any Security Party’s obligations under the Finance Documents;

18.8.3	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

18.8.4	to bring legal or other proceedings for an order requiring any Security Party to make any payment, or perform any obligation, in respect of which the Guarantor has given a guarantee, undertaking or indemnity under Clause 18.1 (Guarantee and indemnity);

18.8.5	to exercise any right of set-off against any Security Party; and/or

18.8.6	to claim or prove as a creditor of any Security Party in competition with any Finance Party.

If the Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Security Parties under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 28 (Payment mechanics).

18.9	Additional security This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

18.10	Subordination The Guarantor agrees that any Subordinated Indebtedness shall be fully subordinated to the rights of the Finance Parties under the Finance Documents to the extent that the Guarantor hereby specifically undertakes, without limitation, that it shall not during the Facility Period, without the prior written consent of the Majority Lenders:-

18.10.1	demand or accept any repayment of any Subordinated Indebtedness or any interest payable thereon from the Borrower or exercise any rights of set off or counterclaim in respect of the Subordinated Indebtedness;

18.10.2	take any proceedings in the courts of any country against the Borrower or any of its assets (including, without limitation, the Vessels) to protect or enforce any rights which it may have in respect of any Subordinated Indebtedness;

18.10.3	take any proceedings to place the Borrower into liquidation, administration or receivership or take any steps analogous thereto against the Borrower in any jurisdiction or prove in the liquidation or other dissolution of the Borrower in competition with any Finance Party;

18.10.4	exchange any of the Subordinated Indebtedness in whole or in part;

18.10.5	accept any Encumbrances over the whole or any part of the assets of the Borrower;

18.10.6	take or accept any loans whether directly or indirectly from the Borrower or take or accept any gift in cash or kind for or in connection with any Subordinated Indebtedness; and

18.10.7	assign any of its rights in and to the Subordinated Indebtedness or transfer any of its rights and/or obligations in respect of the Subordinated Indebtedness,

and the Guarantor shall hold in trust for the Finance Parties and forthwith pay or transfer (as appropriate) to the Agent (for further distribution to the Finance Parties) any such payment (including an amount equal to any such set off), or the benefit of such security or claim in fact received by it up to the amount of the Indebtedness.

18.11	Guarantor Tax Deduction The Guarantor shall make all payments to be made by it under the Finance Documents (including, without limitation, this Clause 18) without any Tax Deduction, unless a Tax Deduction is required by law, in which case the Guarantor agrees to abide by the terms of Clause 12.2 (Tax gross-up).

18.12

Guarantor confirmation The Guarantor acknowledges that it is aware that each Vessel is mortgaged or to be mortgaged to the Security Agent pursuant to the Mortgage and the Collateral Mortgage and that it is aware of the terms of the

Mortgage and the Collateral Mortgage. The Guarantor also acknowledges receipt of execution versions of the other Security Documents and agrees that as and from the Drawdown Date the Mortgage shall constitute the “Financial Instrument” referred to in the Vessel One Bareboat Charter and the Collateral Mortgage shall constitute the “Financial Instrument” referred to in the Vessel Two Bareboat Charter.

18.13	Vessel One Subordination The Guarantor acknowledges that each of the Security Agent’s rights and powers arising out of or pursuant to the Mortgage shall in all respects and at all times have precedence and priority over the rights and powers of the Guarantor arising out of or pursuant to the Vessel One Bareboat Charter.

18.14	Vessel Two Subordination The Guarantor acknowledges that each of the Security Agent’s rights and powers arising out of or pursuant to the Collateral Mortgage shall in all respects and at all times have precedence and priority over the rights and powers of the Guarantor arising out of or pursuant to the Vessel Two Bareboat Charter.

18.15	Vessel One Bareboat Charter rights The Guarantor agrees that the Security Agent or its nominee is entitled to exercise all of the Borrower’s rights and benefits and assume and carry out all of the Borrower’s obligations under or in respect of the Vessel One Bareboat Charter on the terms set out in the Assignment.

18.16	Vessel Two Bareboat Charter rights The Guarantor agrees that the Security Agent or its nominee is entitled to exercise all of the Borrower’s rights and benefits and assume and carry out all of the Borrower’s obligations under or in respect of the Vessel Two Bareboat Charter on the terms set out in the Collateral Assignment.

18.17	Mortgage covenants The Guarantor undertakes for the duration of the term of the Vessel One Bareboat Charter to perform all of the Borrower’s obligations contained in clause 5 (Insurance) and clause 6 (Operation and Maintenance) in the Deed of Covenants jointly and severally with the Borrower and for this purpose the Guarantor agrees that references in those clauses to the “Insurances” shall be deemed to include the Guarantor’s interest in Vessel One’s Insurances.

18.18	Collateral Mortgage covenants The Guarantor undertakes for the duration of the term of the Vessel Two Bareboat Charter to perform all of the Borrower’s obligations contained in clause 5 (Insurance) and clause 6 (Operation and Maintenance) in the Collateral Deed of Covenants jointly and severally with the Borrower and for this purpose the Guarantor agrees that references in those clauses to the “Insurances” shall be deemed to include the Guarantor’s interest in Vessel Two’s Insurances.

18.19	Vessel One Insurances The Guarantor agrees that, for the duration of the term of the Vessel One Bareboat Charter, the rights and powers of the Security Agent in relation to the Guarantor’s interest in Vessel One’s Insurances shall (mutatis mutandis) be the same as the rights and powers of the Security Agent under or pursuant to the Deed of Covenants in relation to the Insurances of Vessel One.

18.20	Vessel Two Insurances The Guarantor agrees that, for the duration of the term of the Vessel Two Bareboat Charter, the rights and powers of the Security Agent in relation to the Guarantor’s interest in Vessel Two’s Insurances shall (mutatis mutandis) be the same as the rights and powers of the Security Agent under or pursuant to the Collateral Deed of Covenants in relation to the Insurances of Vessel Two.

18.21	Vessel One – possession The Guarantor agrees that, should an Event of Default occur and the Security Agent wish to take and enter into possession of Vessel One pursuant to its rights under the Mortgage, the Guarantor will immediately on the demand of the Security Agent surrender possession of Vessel One to or to the order of the Security Agent free of the Vessel One Bareboat Charter.

18.22	Vessel Two – possession The Guarantor agrees that, should an Event of Default occur and the Security Agent wish to take and enter into possession of Vessel Two pursuant to its rights under the Collateral Mortgage, the Guarantor will immediately on the demand of the Security Agent surrender possession of Vessel Two to or to the order of the Security Agent free of the Vessel Two Bareboat Charter.

18.23	Vessel One sale The Guarantor agrees that, should an Event of Default occur and the Security Agent wish to sell Vessel One pursuant to its rights under the Mortgage, such sale may be made free of the Vessel One Bareboat Charter and any claim for loss of the same shall be made against the Borrower.

18.24	Vessel Two sale The Guarantor agrees that, should an Event of Default occur and the Security Agent wish to sell Vessel Two pursuant to its rights under the Collateral Mortgage, such sale may be made free of the Vessel Two Bareboat Charter and any claim for loss of the same shall be made against the Borrower.

18.25	Sub bareboat charters The Guarantor shall not sub bareboat charter either of the Vessels without the prior written consent of the Majority Lenders.

This Clause 18.25 shall only apply to Vessel Two while it constitutes a Delivered Vessel.

18.26	Commercial and technical management The Guarantor shall undertake the technical and commercial management of the Vessels and will not, without the prior written consent of the Majority Lenders (such consent not to be unreasonably withheld or delayed), appoint anyone else as the commercial and technical managers of the Vessels, nor sub contract or delegate any of the commercial or technical management of the Vessels.

This Clause 18.26 shall only apply to Vessel Two while it constitutes a Delivered Vessel.

Section 8	Representations, Undertakings and Events of Default

19	Representations

19.1	Representations The Borrower and the Guarantor each make the representations and warranties set out in this Clause 19 to each Finance Party.

19.1.1	Status Each of the Security Parties:

(a)	is a limited liability corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation; and

(b)	has the power to own its assets and carry on its business as it is being conducted.

19.1.2	Binding obligations Subject to the Legal Reservations:

(a)	the obligations expressed to be assumed by each of the Security Parties in each of the Relevant Documents to which it is a party are legal, valid, binding and enforceable obligations; and

(b)	(without limiting the generality of Clause 19.1.2(a)) each Security Document to which it is a party creates the security interests which that Security Document purports to create and those security interests are valid and effective.

19.1.3	Non-conflict with other obligations The entry into and performance by each of the Security Parties of, and the transactions contemplated by, the Relevant Documents do not conflict with:

(a)	any law or regulation applicable to such Security Party;

(b)	the constitutional documents of such Security Party; or

(c)	any agreement or instrument binding upon such Security Party or any of such Security Party’s assets or constitute a default or termination event (however described) under any such agreement or instrument.

19.1.4	Power and authority

(a)	Each of the Security Parties has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Relevant Documents to which it is or will be a party and the transactions contemplated by those Relevant Documents.

(b)	No limit on the powers of any Security Party will be exceeded as a result of the borrowing, grant of security or giving of guarantees or indemnities contemplated by the Relevant Documents to which it is a party.

19.1.5	Validity and admissibility in evidence All Authorisations required or desirable:

(a)	to enable each of the Security Parties lawfully to enter into, exercise its rights and comply with its obligations in the Relevant Documents to which it is a party or to enable each Finance Party to enforce and exercise all its rights under the Relevant Documents; and

(b)	to make the Relevant Documents to which any Security Party is a party admissible in evidence in its Relevant Jurisdictions,

have been obtained or effected and are in full force and effect, with the exception only of the registrations referred to in Part II of Schedule 2 (Conditions Subsequent).

19.1.6	Governing law and enforcement

(a)	The choice of governing law of any Finance Document will be recognised and enforced in the Original Jurisdiction of each relevant Security Party.

(b)	Any judgment obtained in relation to any Finance Document in the jurisdiction of the governing law of that Finance Document will be recognised and enforced in the Original Jurisdiction of each relevant Security Party.

19.1.7	Insolvency No corporate action, legal proceeding or other procedure or step described in Clause 23.1.7 (Insolvency proceedings) or creditors’ process described in Clause 23.1.8 (Creditors’ process) has been taken or, to the knowledge of the Borrower or the Guarantor, threatened in relation to a Security Party; and none of the circumstances described in Clause 23.1.6 (Insolvency) applies to a Security Party.

19.1.8	No filing or stamp taxes Under the laws of the Original Jurisdiction of incorporation of each relevant Security Party it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in any of those jurisdictions or that any stamp, registration, notarial or similar tax or fees be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents except:

(a)	registration of particulars of the Security Documents at the Companies Registration Office in England and Wales under section 860 of the Companies Act 2006 and payment of associated fees;

(b)	registration of the Mortgage and the Collateral Mortgage at the Ships Registry where title to the Delivered Vessels are registered in the ownership of the Borrower and payment of associated fees,

which registrations, filings, taxes and fees will be made and paid promptly after the date of the relevant Finance Document.

19.1.9	No default

(a)	No Event of Default and, on the date of this Agreement and the Drawdown Date, no Default is continuing or is reasonably likely to result from the advance of the Loan or the entry into, the performance of, or any transaction contemplated by, any of the Relevant Documents.

(b)	No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (howsoever described) under any other agreement or instrument which is binding on any of the Security Parties or to which its assets are subject which has or is reasonably likely to have a Material Adverse Effect.

19.1.10	No misleading information Save as disclosed in writing to the Agent prior to the date of this Agreement:

(a)	all material information provided to a Finance Party by or on behalf of any of the Security Parties on or before the date of this Agreement and not superseded before that date is accurate and not misleading in any material respect and all projections provided to any Finance Party on or before the date of this Agreement have been prepared in good faith on the basis of assumptions which were reasonable at the time at which they were prepared and supplied; and

(b)	all other written information provided by any of the Security Parties (including its advisers) to a Finance Party was true, complete and accurate in all material respects as at the date it was provided and is not misleading in any respect.

19.1.11	Financial statements

(a)	The Original Financial Statements of the Borrower and the Guarantor were prepared in accordance with GAAP consistently applied unless expressly disclosed to the Agent in writing to the contrary.

(b)	The audited Original Financial Statements of the Borrower and the Guarantor give a true and fair view of, as the case may be, the Borrower’s and the Guarantor’s financial condition and results of operations during the relevant financial year unless expressly disclosed to the Agent in writing to the contrary prior to the date of this Agreement.

(c)	There has been no material adverse change in the Borrower’s and the Guarantor’s assets, business or financial condition since the date of the Original Financial Statements of the Borrower and the Guarantor.

(d)	The Borrower’s and the Guarantor’s most recent financial statements or accounts delivered pursuant to Clause 20.1 (Financial statements):

(i)	have been prepared in accordance with GAAP as applied to the Original Financial Statements; and

(ii)	give a true and fair view of (if audited) or fairly represent (if unaudited) the Borrower’s, or as the case may be, the Guarantor’s consolidated financial condition as at the end of, and consolidated results of operations for, the period to which they relate.

(e)	Since the date of the most recent financial statements or accounts delivered pursuant to Clause 20.1 (Financial statements) there has been no material adverse change in the business, assets or financial condition of any of the Borrower and the Guarantor.

19.1.12	No proceedings pending or threatened Mo litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, are reasonably likely to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against any of the Security Parties.

19.1.13	No breach of laws None of the Security Parties has breached any law or regulation which breach has or is reasonably likely to have a Material Adverse Effect.

19.1.14	Environmental laws

(a)	Each of the Security Parties is in compliance with Clause 22.3 (Environmental compliance) and to the best of its knowledge and belief (having made due and careful enquiry) no circumstances have occurred which would prevent such compliance in a manner or to an extent which has or is reasonably likely to have a Material Adverse Effect.

(b)	No Environmental Claim has been commenced or (to the best of its knowledge and belief (having made due and careful enquiry)) is threatened against any of the Security Parties where that claim has or is reasonably likely, if determined against that Security Party, to have a Material Adverse Effect.

19.1.15	Taxation

(a)	None of the Security Parties is materially overdue in the filing of any Tax returns or is overdue in the payment of any amount in respect of Tax.

(b)	No claims or investigations are being, or are reasonably likely to be, made or conducted against any of the Security Parties with respect to Taxes which has, or is likely to have, a Material Adverse Effect.

(c)	The Borrower and the Guarantor is each resident for Tax purposes only in its Original Jurisdiction.

19.1.16	Anti-corruption law Each of the Security Parties and each Affiliate of any of them has conducted its businesses in compliance with applicable anti-corruption laws and has instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

19.1.17	No Encumbrance No Encumbrance (other than a Permitted Encumbrance) exists over any of the Charged Property.

19.1.18	Pari passu ranking The payment obligations of each of the Security Parties under the Finance Documents to which it is a party rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

19.1.19	No adverse consequences

(a)	It is not necessary under the laws of the Original Jurisdiction of any of the Security Parties:

(i)	in order to enable any Finance Party to enforce its rights under any Finance Document; or

(ii)	by reason of the execution of any Finance Document or the performance by it of its obligations under any Finance Document,

that any Finance Party should be licensed, qualified or otherwise entitled to carry on business in any of the Original Jurisdiction of any of the Security Parties.

(b)	No Finance Party is or will be deemed to be resident, domiciled or carrying on business in any of the Original Jurisdiction of any of the Security Parties by reason only of the execution, performance and/or enforcement of any Finance Document.

19.1.20	Disclosure of material facts Neither the Borrower or the Guarantor is aware of any material facts or circumstances which have not been disclosed to the Agent and which might, if disclosed, have adversely affected the decision of a person considering whether or not to make loan facilities of the nature contemplated by this Agreement available to the Borrower.

19.1.21	Completeness of Relevant Documents The copies of any Relevant Documents provided or to be provided by the Borrower to the Agent in accordance with Clause 4 (Conditions of Utilisation) are, or will be, true and accurate copies of the originals and represent, or will represent, the full agreement between the parties to those Relevant Documents in relation to the subject matter of those Relevant Documents and there are no commissions, rebates, premiums or other payments due or to become due in connection with the subject matter of those Relevant Documents other than in the ordinary course of business or as disclosed to, and approved in writing by, the Agent.

19.1.22	Money laundering Any borrowing by the Borrower under this Agreement, and the performance of its obligations under this Agreement and under the other Finance Documents, will be for its own account and will not involve any breach by it of any law or regulatory measure relating to money laundering.

19.2	Repetition Each Repeating Representation is deemed to be repeated by the Borrower and the Guarantor by reference to the facts and circumstances then existing on the date of the Drawdown Request, on the Drawdown Date and on the first day of each Interest Period.

20	Information Undertakings

The undertakings in this Clause 20 remain in force for the duration of the Facility Period.

20.1	Financial statements The Borrower shall supply (or in respect of the Guarantor, procure to supply) to the Agent in sufficient copies for all of the Lenders:

20.1.1	as soon as the same become available, but in any event within one hundred eighty days after the end of each of its financial years:

(a)	its annual audited consolidated financial statements for that financial year;

(b)	the annual audited consolidated financial statements of the Guarantor for that financial year;

20.1.2	as soon as the same become available, but in any event within one hundred twenty days after the end of each of its financial half years during each of its financial years:

(a)	its semi-annual unaudited consolidated accounts for that financial half year;

(b)	the semi-annual unaudited consolidated accounts of the Guarantor for that financial half year,

in each case together with, if not already included in the above financial statements and accounts, details of all off-balance sheet and time-charter hire commitments of, as the case may be, the Borrower and the Guarantor.

20.2	Compliance Certificate

20.2.1	The Borrower shall procure the Guarantor supplies to the Agent, with each set of its annual consolidated financial statements delivered pursuant to Clause 20.1.1 (Financial statements) and each set of its semi-annual accounts delivered pursuant to Clause 20.1.2 (Financial statements), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 21 (Financial Covenants) as at the date as at which those financial statements or accounts were drawn up.

20.2.2	Each Compliance Certificate shall be signed by a director of and on behalf of the Guarantor.

20.3	Requirements as to financial statements and accounts

Each set of financial statements and accounts delivered by the Borrower under Clause 20.1 (Financial statements):

20.3.1	shall be certified by a director of the relevant company on behalf of such relevant company as giving a true and fair view of (in the case of annual financial statements), or fairly representing (in other cases), its financial condition as at the date as at which those financial statements were drawn up; and

20.3.2	shall be prepared using GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements unless, in relation to any set of financial statements or accounts, it notifies the Agent that there has been a change in GAAP, the accounting practices or reference periods and its auditors deliver to the Agent:

(a)	a description of any change necessary for those financial statements or accounts to reflect the GAAP, accounting practices and reference periods upon which the Original Financial Statements were prepared; and

(b)	sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Agent to determine whether Clause 21 (Financial Covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements or accounts and the Original Financial Statements.

Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

20.4	Information: miscellaneous The Borrower shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

20.4.1	at the same time as they are dispatched, copies of all documents dispatched by the Borrower to its shareholders generally (or any class of them) or dispatched by the Borrower or any other Security Party to its creditors generally (or any class of them);

20.4.2	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any Security Party, and which, if adversely determined, are reasonably likely to have a Material Adverse Effect;

20.4.3

promptly, such information as the Security Agent may reasonably require about the Charged Property and compliance of the Security Parties with the terms of any Security Documents including without limitation cash flow analyses and details of the operating costs and employment of the Delivered Vessels (including, without limitation, copies of any charters or employment contracts under which any Delivered Vessel is employed); and

20.4.4	promptly on request, such further information regarding the financial condition, assets and operations of any Security Party (including any requested amplification or explanation of any item in the financial statements, accounts, budgets or other material provided by any Security Party under this Agreement and an up to date copy of its shareholders’ register (or equivalent in its Original Jurisdiction)) as any Finance Party through the Agent may reasonably request.

20.5	Notification of default

20.5.1	The Borrower and the Guarantor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

20.5.2	Promptly upon a request by the Agent, the Borrower shall supply to the Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

20.6	“Know your customer” checks

20.6.1	If:

(a)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(b)	any change in the status of a Security Party after the date of this Agreement; or

(c)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of Clause 20.6.1(c), any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in Clause 20.6.1(c), on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in Clause 20.6.1(c), any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

20.6.2	Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

21	Financial Covenants

21.1	Financial covenants The Guarantor shall maintain (and the Borrower shall procure that the Guarantor maintains) the following financial covenants throughout the Facility Period:

21.1.1	minimum Free Cash of 10 million Sterling (£10,000,000) for the period commencing on the Drawdown Date and continuing until the date which is six months after the Drawdown Date, seven million five hundred thousand Sterling (£7,500,000) for the period commencing on the date which is six months and one day after the Drawdown Date and continuing until the date which is twelve months after the Drawdown Date and six million Sterling (£6,000,000) for the period commencing on the date which is twelve months and one day after the Drawdown Date and continuing until the end of the Facility Period;

21.1.2	a positive Working Capital;

21.1.3	a minimum Equity Ratio of forty per cent; and

21.1.4	a Tangible Net Worth of no less than one hundred million Sterling (£100,000,000).

The scheduled reductions in the minimum Free Cash covenant at Clause 21.1.1 are subject to the Borrower being in compliance with its obligations under Clause 17.3 (Minimum cash deposit) on the date of each scheduled reduction.

21.2	Definitions For the purposes of Clause 21.1 (Financial covenants), the following words and expressions shall have the following meanings:

“Current Assets” means, at any time, the aggregate at such time of:

(a)	the consolidated cash, deposits, raw materials, work-in-progress, stocks, marketable securities, prepaid expenses and debtors of the Group which are payable on demand or within one year after the date of computation; and

(b)	any other consolidated assets of the Group which would, in accordance with GAAP, be classified as current assets.

“Current Liabilities” means, at any time, the aggregate at such time of:

(a)	the consolidated obligations of the Group to pay money on demand or within one year after the date of computation (including, without limitation, dividends and contingent obligations); and

(b)	any other consolidated obligations of the Group which would, in accordance with GAAP, be classified as current liabilities (other than moneys due or to become due from another member of the Group).

“Equity” means, at any time, the aggregate of:

(a)	the amounts paid up or credited as paid up on the issued share capital of the Guarantor (other than any redeemable share capital);

(b)	any credit balance on the Guarantor’s most recent consolidated profit and loss account; and

(c)	any amount standing to the credit of the Guarantor’s consolidated capital and revenue reserves (including any share premium account and capital redemption reserve);

less the aggregate of:

(a)	any debit balance on the Guarantor’s most recent consolidated profit and loss account; and

(b)	any reserves attributable to the interest of minority shareholders in any Subsidiary of the Guarantor,

after making such adjustments as may be appropriate in respect of any variation in the amount of any such paid up share capital or reserves after the date of the most recent consolidated balance sheet of the Guarantor and so that no amount shall be included or deducted more than once.

“Equity Ratio” means, at any time, Tangible Net Worth ÷ Total Tangible Assets.

“Free Cash” means, at any time, the aggregate of:

(a)	all of the Group’s cash in hand; and

(b)	all credit balances of the Group in freely transferable and exchangeable currencies on any current, savings or deposit accounts that are free of Encumbrances (other than bankers’ rights of set off) and restrictions on withdrawal and transfer (other than notice periods which are cancellable by the relevant member of the Group), which shall, for the avoidance of doubt, exclude any balance credited to the Security Account.

“Group” means the Guarantor and its Subsidiaries from time to time viewed as a whole.

“Tangible Net Worth” means, at any time, Equity less the aggregate of:

(a)	(to the extent included) any amount shown in the Guarantor’s most recent consolidated balance sheet in respect of goodwill or other intangible assets;

(b)	(to the extent included) any amounts arising from any upward revaluation of any assets of the Group made at any time after the most recent audited annual consolidated financial statements of the Guarantor; and

(c)	any amount set aside for taxation or bad debts.

“Total Tangible Assets” means, at any time, the consolidated assets of the Group which would, in accordance with GAAP, be classified as assets less any goodwill or intangible assets of the Group.

“Working Capital” means Current Assets less Current Liabilities.

21.3	Financial testing

The financial covenants set out at Clause 21.1 (Financial Covenants) shall be calculated and determined on a consolidated basis in accordance with GAAP and tested semi-annually by reference to and as of the date of the latest consolidated financial statements or accounts of the Guarantor delivered to the Agent pursuant to Clause 20.1 (Financial statements),

All amounts under Clause 21.1 (Financial Covenants) and Clause 21.2 (Definitions) shall be denominated in Sterling and all amounts expressed in or calculated by reference to a currency other than Sterling shall be converted into Sterling using prevailing exchanges rates and following a methodology consistent with the most recent audited annual consolidated financial statements of the Guarantor.

22	General Undertakings

The undertakings in this Clause 22 remain in force for the duration of the Facility Period.

22.1	Authorisations The Borrower shall promptly:

22.1.1	obtain, comply with and do all that is necessary to maintain in full force and effect; and

22.1.2	supply certified copies to the Agent of,

any Authorisation required under any law or regulation of a Relevant Jurisdiction to:

(a)	enable any Security Party to perform its obligations under the Relevant Documents to which it is a party;

(b)	ensure the legality, validity, enforceability or admissibility in evidence of any Relevant Document; and

(c)	enable any Security Party to carry on its business where failure to do so has or is reasonably likely to have a Material Adverse Effect.

22.2	Compliance with laws

22.2.1	The Borrower and the Guarantor shall comply (and shall procure that each other Security Party, in all respects with all laws to which it may be subject, if (except as regards sanctions, to which Clause 22.2.2 applies, and anti-corruption laws to which Clause 22.2.3 applies) failure so to comply has or is reasonably likely to have a Material Adverse Effect.

22.2.2	In particular the Borrower and the Guarantor guarantees and undertakes:

(a)	that the Borrower, the Guarantor or any company that directly or indirectly belongs to the Borrower, or the Guarantor is not subject to any UN, US, EU, or any other sanctions regime regarding in particular, but not exclusively, economic sanctions against Iran, including, without limitation, the US Comprehensive Iran Sanctions Accountability and Divestment Act of 2010 (“Sanction Program”);

(b)	that the Borrower will not transport any goods with the Delivered Vessels, that are prohibited to be sold, supplied, transferred, purchased, exported or imported under any Sanction Program;

(c)	that none of the Delivered Vessels will be sold, chartered, leased or otherwise provided directly or indirectly by the Borrower to any Prohibited Person;

(d)	that if the Borrower or the Guarantor finds out that a Delivered Vessel, without the Borrower’s or the Guarantor’s knowledge, has been sold, chartered, conferred, leased or otherwise provided directly or indirectly to any Prohibited Person under the premise that the Finance Parties may commit a breach of law by this behaviour, the Borrower or, as the case may be, the Guarantor will inform the Finance Parties immediately; and

(e)	to provide the Finance Parties upon their request with all relevant documentation related to each Delivered Vessel and any goods transported by any Delivered Vessel:

(i)	to prove that the Borrower is not in any breach of any Sanction Program; and

(ii)	which a Finance Party is required to disclose to any regulatory authority pursuant to a Sanction Program.

22.2.3	Each of the Borrower and the Guarantor shall (and shall procure that each other Security Party and each Affiliate of any of them shall) conduct its businesses in compliance with applicable anti-corruption laws and maintain policies and procedures designed to promote and achieve compliance with such laws.

22.3	Environmental compliance

The Borrower and the Guarantor shall:

22.3.1	comply with all Environmental Laws;

22.3.2	obtain, maintain and ensure compliance with all requisite Environmental Approvals; and

22.3.3	implement procedures to monitor compliance with and to prevent liability under any Environmental Law,

where failure to do so has or is reasonably likely to have a Material Adverse Effect.

22.4	Environmental Claims

The Borrower and the Guarantor shall promptly upon becoming aware of the same, inform the Agent in writing of:

22.4.1	any Environmental Claim against any of the Security Parties which is current, pending or threatened; and

22.4.2	any facts or circumstances which are reasonably likely to result in any Environmental Claim being commenced or threatened against any of the Security Parties,

where the claim, if determined against that Security Party, has or is reasonably likely to have a Material Adverse Effect.

22.5	Anti-corruption law

22.5.1	The Borrower and the Guarantor shall not (and shall procure that no other Security Party will) directly or indirectly use the proceeds of the Loan for any purpose which would breach the Bribery Act 2010, the United States Foreign Corrupt Practices Act of 1977 or other similar legislation in other jurisdictions.

22.5.2	The Borrower and the Guarantor shall (and shall procure that each other Security Party shall):

(a)	conduct its businesses in compliance with applicable anti-corruption laws; and

(b)	maintain policies and procedures designed to promote and achieve compliance with such laws.

22.6	Taxation

22.6.1	The Borrower and the Guarantor shall (and shall procure that each other Security Party shall) pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:

(a)	such payment is being contested in good faith;

(b)	adequate reserves are being maintained for those Taxes and the costs required to contest them which have been disclosed in its latest financial statements or accounts delivered to the Agent under Clause 20.1 (Financial statements); and

(c)	such payment can be lawfully withheld and failure to pay those Taxes does not have or is not reasonably likely to have a Material Adverse Effect.

22.6.2	Neither the Borrower nor the Guarantor may (and no other Security Party may) change its residence for Tax purposes.

22.7	Pari passu ranking The Borrower and the Guarantor shall ensure that at all times any unsecured and unsubordinated claims of a Finance Party against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

22.8	Negative pledge Except as permitted under Clause 22.8.3:

22.8.1	The Borrower shall not create nor permit to subsist any Encumbrance over any of its assets. The Guarantor shall not create nor permit to subsist any Encumbrance over the ACMA Contract and any Qualifying Contract (if entered into).

22.8.2	The Borrower shall not:

(a)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by a Security Party;

(b)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(c)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(d)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

22.8.3	Clause 22.8.1 does not apply to any Encumbrance which is a Permitted Encumbrance.

22.9	Disposals

22.9.1	The Borrower shall not, without the prior written consent of the Majority Lenders, enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset otherwise in the ordinary course of business provided, in the case of the disposal of a Vessel, the net sales proceeds are sufficient to enable the Borrower to satisfy its obligations under, as the case may be, Clauses 7.4 (Mandatory prepayment on sale or Total Loss of Vessel One), 7.5 (Mandatory prepayment on sale or Total Loss of Vessel Two) and 7.6 (Restrictions).

22.9.2	The restriction on leasing in this Clause 22.9 does not apply to the Vessel One Bareboat Charter or the Vessel Two Bareboat Charter or to any other charter of a Vessel by the Borrower which is not a demise charter and which is entered into on arm’s length terms.

22.10	Arm’s length basis

22.10.1	Except as permitted under Clause 22.10.2, neither the Borrower nor the Guarantor shall, without the prior written consent of the Majority Lenders, enter into any transaction with the Guarantor, any Affiliate of the Guarantor or any of the directors or employees of the Borrower, the Guarantor or any Affiliate of the Guarantor except on arm’s length terms and for full market value.

22.10.2	Fees, costs, hires and expenses payable under the Relevant Documents in the amounts set out in the Relevant Documents delivered to the Agent under Clause 4.1 (Conditions precedent) and any shareholder loans to the Borrower from the Guarantor shall not be in breach of this Clause 22.10.

22.11	Merger Neither the Borrower or the Guarantor shall without the prior written consent of the Majority Lenders enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction.

22.12	Change of business The Borrower shall not, without the prior written consent of the Majority Lenders, make any substantial change to the general nature of its business from that carried on at the date of this Agreement.

22.13	No other business The Borrower shall not, without the prior written consent of the Majority Lenders, engage in any business other than the ownership and chartering of the Vessels.

22.14	No borrowings The Borrower shall not, without the prior written consent of the Majority Lenders, incur or allow to remain outstanding any Financial Indebtedness (except for the Loan) and unsecured loans from the Guarantor which are fully subordinated to the Loan.

22.15	No substantial liabilities Except in the ordinary course of business, the Borrower shall not without the prior written consent of the Majority Lenders incur any liability to any third party which in the opinion of the Majority Lenders is of a substantial nature.

22.16	No loans or credit The Borrower shall not, without the prior written consent of the Majority Lenders, be a creditor in respect of any Financial Indebtedness unless it is a loan made in the ordinary course of business in connection with the chartering, operation or repair of the Vessels.

22.17	No guarantees or indemnities The Borrower shall not without the prior written consent of the Majority Lenders incur or allow to remain outstanding any guarantee in respect of any obligation of any person.

22.18	No dividends

22.18.1	Except as permitted under Clause 22.18.2, the Borrower shall not:

(a)	declare, make or pay any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital);

(b)	repay or distribute any dividend or share premium reserve; or

(c)	redeem, repurchase, defease, retire or repay any of its share capital or resolve to do so.

22.18.2	The Borrower may take any of the actions set out at Clause 22.18.1(a) so long as at the relevant time,

(a)	no Default is continuing, or would result from the relevant action; and

(b)	the aggregate of (i) the then Fair Market Value of each Delivered Vessel and (ii) the then current balance deposited and blocked in the Security Account is not less than the VTL Coverage Amount.

22.19	Inspection of records The Borrower and the Guarantor will permit the inspection of its financial records and accounts from time to time by the Agent or its nominee on reasonable notice.

22.20	Subordination Without prejudice to Clause 22.14, the Borrower shall ensure that all loans made to the Borrower by any of its Affiliates (including, without limitation, the Guarantor) are specifically subordinated to the interests of the Finance Parties under the Finance Documents on terms acceptable to the Majority Lenders and the Borrower agrees not to repay or pay any principal or interest in relation to such loans or other indebtedness.

22.21	No change in ownership of Borrower The Borrower and the Guarantor shall each ensure that the Borrower remains one hundred per cent (100%) legally and beneficially owned and controlled by the Guarantor.

22.22	Change to ACMA Contract The Borrower shall not without the prior written consent of the Majority Lenders materially amend, vary or supplement or waive any material term of, the Vessel One Bareboat Charter or (only while Vessel Two constitutes a Delivered Vessel) the Vessel Two Bareboat Charter. The Guarantor shall not without the prior written consent of the Majority Lenders materially amend, vary or supplement or waive any material term of, the ACMA Contract or any Qualifying Contract.

The Borrower shall not without the prior written consent of the Majority Lenders novate or supersede the Vessel One Bareboat Charter or (only while Vessel Two constitutes a Delivered Vessel) the Vessel Two Bareboat Charter.

The Guarantor shall not without the prior written consent of the Majority Lenders novate or supersede the ACMA Contract or any Qualifying Contract.

In the context of this Clause 22.22, a material amendment, variation, supplement or waiver shall mean any amendment, variation, supplement or waiver that if entered into or granted would reasonably be expected to prejudice the Agent’s credit assessment of the transaction contemplated by this Agreement or the security position of the Security Agent and, for the avoidance of doubt, any reduction of the duration/term of a Relevant Contract, any reduction or waiver of the Earnings and other payments required under a Relevant Contract or any change to the payment terms under a Relevant Contract shall always be deemed to be material.

For the purpose of this Clause 22.22, “Relevant Contracts” means the Vessel One Bareboat Charter, the Vessel Two Bareboat Charter, the ACMA Contract and any Qualifying Contract and “Relevant Contract” means any one of them.

22.23	Further assurance

22.23.1	The Borrower and the Guarantor shall (and shall procure that each other Security Party shall) promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Security Agent may reasonably specify (and in such form as the Security Agent may reasonably require in favour of the Security Agent or its nominee(s)):

(a)	to perfect any Encumbrance created or intended to be created under or evidenced by the Security Documents (which may include the execution of a mortgage, charge, assignment or other Encumbrance over all or any of the assets which are, or are intended to be, the subject of the Security Documents) or for the exercise of any rights, powers and remedies of the Security Agent or the Finance Parties provided by or pursuant to the Finance Documents or by law;

(b)	to confer on the Security Agent or confer on the Finance Parties an Encumbrance over any property and assets of the Borrower (or that other Security Party as the case may be) located in any jurisdiction equivalent or similar to the Encumbrance intended to be conferred by or pursuant to the Security Documents; and/or

(c)	to facilitate the realisation of the assets which are, or are intended to be, the subject of the Security Documents.

22.23.2	The Borrower and the Guarantor shall (and shall procure that each other Security Party shall) take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Encumbrance conferred or intended to be conferred on the Security Agent or the Finance Parties by or pursuant to the Finance Documents.

23	Events of Default

23.1	Events of Default Each of the events or circumstances set out in this Clause 23.1 is an Event of Default.

23.1.1	Non-payment A Security Party does not pay on the due date any amount payable by it under a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by:

(i)	administrative or technical error; or

(ii)	a Disruption Event; and

(b)	payment is made within two Business Days of its due date.

23.1.2	Other specific obligations

(a)	Any requirement of Clause 21 (Financial Covenants) is not satisfied.

(b)	A Security Party does not comply with any obligation in a Finance Document relating to the Insurances or with Clause 17.14 (Additional security) or with Clause 22.21 (No change in ownership of Borrower).

23.1.3	Other obligations

(a)	A Security Party does not comply with any provision of a Finance Document (other than those referred to in Clause 23.1.1 (Non- payment) and Clause 23.1.2 (Other specific obligations).

(b)	No Event of Default under this Clause 23.1.3 will occur if the failure to comply is capable of remedy and is remedied within ten Business Days of the earlier of (i) the Agent giving notice to the Borrower and (ii) the Borrower becoming aware of the failure to comply.

23.1.4	Misrepresentation Any representation or statement made or deemed to be repeated by a Security Party in any Finance Document or any other document delivered by or on behalf of a Security Party under or in connection with any Finance Document is or proves to have been materially incorrect or misleading when made or deemed to be made.

23.1.5	Cross default Any Financial Indebtedness of (i) the Borrower or any of its Subsidiaries with total assets not less than twenty five per cent of the consolidated total assets of the Borrower calculated by reference to the then latest audited annual consolidated financial statements of the Borrower) or (ii) the Guarantor (or any of its Subsidiaries with total assets not less than ten per cent (10%) of the consolidated total assets of the Guarantor calculated by reference to the then latest audited annual consolidated financial statements of the Guarantor):

(a)	is not paid when due nor within any originally applicable grace period; or

(b)	is declared to be, or otherwise becomes, due and payable prior to its specified maturity as a result of an event of default (however described); or

(c)	is capable of being declared by a creditor to be due and payable prior to its specified maturity as a result of such an event of default unless such event of default is capable of remedy and is remedied within ten Business Days of the earlier of (i) the Agent giving notice to the Borrower and (ii) the Borrower becoming aware of such event of default.

No Event of Default will occur under this Clause 23.1.5 if the amount of Financial Indebtedness or commitment for Financial Indebtedness falling within (a) to (c) is less than one million dollars ($1,000,000) individually (or its equivalent in any other currency or currencies) unless, at the relevant time, the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness failing within (a) to (c) is five million dollars ($5,000,000) or more (or its equivalent in any other currency or currencies).

23.1.6	Insolvency

(a)	A Security Party is unable or admits inability to pay its debts as they fall due, is deemed to, or is declared to, be unable to pay its debts under applicable law, suspends or threatens to suspend making payments on any of its debts, or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of a Security Party is less than its liabilities (taking into account contingent and prospective liabilities).

(c)	A moratorium is declared in respect of any indebtedness of a Security Party. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.

23.1.7	Insolvency proceedings Any corporate action, legal proceedings or other procedure or step is taken for:

(a)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration, bankruptcy or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of a Security Party;

(b)	a general composition, compromise, assignment or arrangement with any creditor of a Security Party;

(c)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager, or trustee or other similar officer in respect of a Security Party or any of its material assets; or

(d)	enforcement of any Encumbrance over any material assets of a Security Party,

or any analogous procedure or step is taken in any jurisdiction.

This Clause 23.1.7 shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within seven days of commencement.

23.1.8	Creditors’ process Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of a Security Party having an aggregate value of one million dollars ($1,000,000) and is not discharged within ten days.

23.1.9	Unlawfulness and invalidity

(a)	It is or becomes unlawful for a Security Party to perform any of its obligations under the Finance Documents or any Encumbrance created or expressed to be created or evidenced by the Security Documents ceases to be effective.

(b)	Any obligation or obligations of any Security Party under any Finance Documents are not (subject to the Legal Reservations) or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Lenders under the Finance Documents.

(c)	Any Finance Document ceases to be in full force and effect or any Encumbrance created or expressed to be created or evidenced by the Security Documents ceases to be legal, valid, binding, enforceable or effective or is alleged by a party to it (other than a Finance Party) to be ineffective.

23.1.10	Cessation of business A Security Party ceases, or threatens to cease, to carry on all or a substantial part of its business.

23.1.11	Expropriation The authority or ability of a Security Party to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to a Security Party or any of its assets.

23.1.12	Repudiation and rescission of agreements

(a)	A Security Party rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document or evidences an intention to rescind or repudiate a Finance Document.

(b)	The ACMA Contract, any Qualifying Contract (if entered into), the Vessel One Bareboat Charter or (only while Vessel Two constitutes a Delivered Vessel) the Vessel Two Bareboat Charter is rescinded, repudiated, terminated, cancelled or otherwise ceases to remain in full force and effect at any time prior to its contractual expiry date and is not immediately replaced by a replacement agreement in form and substance satisfactory to the Majority Lenders.

23.1.13	Conditions subsequent Any of the conditions (other than in paragraphs 3 and 5 of Part II (Conditions subsequent) of Schedule 2) referred to in Clause 4.3 (Conditions subsequent) is not satisfied within the time periods specified therefor in Part II (Conditions subsequent) of Schedule 2 or such later date as the Majority Lenders may in their discretion agree.

23.1.14	Revocation or modification of Authorisation Any Authorisation of any governmental, judicial or other public body or authority which is now, or which at any time during the Facility Period becomes, necessary to enable any of the Security Parties to comply with any of their obligations under any Relevant Document is not obtained, is revoked, suspended, withdrawn or withheld, or is modified in a manner which the Agent considers is, or may be, prejudicial to the interests of any Finance Party, or ceases to remain in full force and effect.

23.1.15	Reduction of capital A Security Party reduces its authorised or issued or subscribed capital (unless such a reduction is agreed in writing by the Majority Lenders), such consent not to be unreasonably withheld or delayed.

23.1.16	Classification The classification society of a Delivered Vessel withdraws or suspends the classification certificate of that Delivered Vessel.

23.1.17	Loss of a Delivered Vessel A Delivered Vessel suffers a Total Loss or is otherwise destroyed or abandoned except that a Total Loss shall not be an Event of Default if:

(a)	that Delivered Vessel is insured in accordance with the Security Documents and a claim for Total Loss is available under the terms of the relevant insurances; and

(b)	no insurer has refused to meet or has disputed the claim for Total Loss and it is not apparent to the Agent in its discretion that any such refusal or dispute is likely to occur; and

(c)	payment of all insurance proceeds in respect of the Total Loss is made in full to the Security Agent within ninety days of the occurrence of the casualty giving rise to the Total Loss in question or such longer period as the Majority Lenders may in their discretion agree.

23.1.18	Challenge to registration The registration of a Delivered Vessel or the Mortgage or the Collateral Mortgage is contested or becomes void or voidable or liable to cancellation or termination, or the validity or priority of the Mortgage or the Collateral Mortgage is contested.

This Clause 23.1.18 shall not apply to any release of the Collateral Mortgage permitted by Clause 17.15 (Release of Collateral Security Documents).

23.1.19	War and instability The country of registration of a Delivered Vessel becomes involved in war (whether or not declared) or civil war or is occupied by any other power or otherwise becomes unstable and the Agent in its discretion considers that, as a result, the security conferred by any of the Security Documents is materially prejudiced.

23.1.20	Notice of determination The Guarantor gives notice to the Security Agent to determine any obligations under the Guarantee.

23.1.21	Litigation Any litigation, arbitration, administrative, governmental, regulatory or other investigations, proceedings or disputes are commenced or threatened in relation to the Relevant Documents or the transactions contemplated in the Relevant Documents or against a Security Party or its assets which have or are reasonably likely to have a Material Adverse Effect.

23.1.22	Material adverse change Any event or circumstance occurs which the Majority Lenders reasonably believe has or is reasonably likely to have a Material Adverse Effect.

23.1.23	Sanctions

(a)	Any of the Security Parties or any Affiliate of any of them becomes a Prohibited Person or becomes owned or controlled by, or acts directly or indirectly on behalf of, a Prohibited Person or any of such persons becomes the owner or controller of a Prohibited Person.

(b)	Any proceeds of the Loan are made available, directly or indirectly, to or for the benefit of a Prohibited Person or otherwise is, directly or indirectly, applied in a manner or for a purpose prohibited by the sanctions provisions set out in Clause 22.2.2 (Compliance with laws).

(c)	There is any breach by any of the Security Parties or any Affiliate of any of them of the sanctions provision in Clause 22.2.2 (Compliance with laws).

23.2	Acceleration On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders:

23.2.1	by notice to the Borrower cancel the Total Commitments, at which time they shall immediately be cancelled;

23.2.2	by notice to the Borrower declare that the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents are immediately due and payable, at which time they shall become immediately due and payable;

23.2.3	by notice to the Borrower declare that the Loan is payable on demand, at which time it shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders; and/or

23.2.4	exercise or direct the Security Agent to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

Section 9	Changes to Parties

24	Changes to the Lenders

24.1	Assignments and transfers by the Lenders Subject to this Clause 24, a Lender (the “Existing Lender”) may:

24.1.1	assign any of its rights; or

24.1.2	transfer by novation any of its rights and obligations,

under any Finance Document to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”).

24.2	Conditions of assignment or transfer

24.2.1	An assignment will only be effective on:

(a)	receipt by the Agent (whether in the Assignment Agreement or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender; and

(b)	performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

24.2.2	A transfer will only be effective if the procedure set out in Clause 24.5 (Procedure for transfer) is complied with.

24.2.3	If:

(a)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(b)	as a result of circumstances existing at the date the assignment, transfer or change occurs, the Borrower would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 12 (Tax Gross Up and Indemnities) or Clause 13 (Increased Costs),

then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

24.2.4

Each New Lender confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

24.3	Assignment or transfer fee Unless the Agent otherwise agrees and excluding an assignment or transfer (i) to an Affiliate of a Lender or (ii) to a Related Fund, the New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of three thousand dollars ($3,000).

24.4	Limitation of responsibility of Existing Lenders

24.4.1	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(a)	the legality, validity, effectiveness, adequacy or enforceability of the Relevant Documents or any other documents;

(b)	the financial condition of any Security Party;

(c)	the performance and observance by any Security Party of its obligations under the Relevant Documents or any other documents; or

(d)	the accuracy of any statements (whether written or oral) made in or in connection with any of the Relevant Documents or any other document,

and any representations or warranties implied by law are excluded.

24.4.2	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(a)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Security Party and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any of the Relevant Documents; and

(b)	will continue to make its own independent appraisal of the creditworthiness of each Security Party and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

24.4.3	Nothing in any Finance Document obliges an Existing Lender to:

(a)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 24; or

(b)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Security Party of its obligations under the Relevant Documents or otherwise.

24.5	Procedure for transfer

24.5.1	Subject to the conditions set out in Clause 24.2 (Conditions of assignment or transfer) a transfer is effected in accordance with Clause 24.5.3 when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to Clause 24.2.1(b), as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

24.5.2	The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

24.5.3	On the Transfer Date:

(a)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents the Borrower and the Guarantor and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another shall be cancelled (being the “Discharged Rights and Obligations”);

(b)	the Borrower and the Guarantor and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as the Borrower and the Guarantor and the New Lender have assumed and/or acquired the same in place of the Borrower and the Guarantor and the Existing Lender;

(c)	the Agent, the Security Agent, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Security Agent and the Existing Lender shall each be released from further obligations to each other under this Agreement; and

(d)	the New Lender shall become a Party as a “Lender”.

24.6	Procedure for assignment

24.6.1	Subject to the conditions set out in Clause 24.2 (Conditions of assignment or transfer) an assignment may be effected in accordance with Clause 24.6.3 when the Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to Clause 24.6.2, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

24.6.2	The Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.

24.6.3	Subject to Clause 24.9 (Pro rata interest settlement), on the Transfer Date:

(a)	the Existing Lender will assign absolutely to the New Lender its rights under the Finance Documents and in respect of any Encumbrance created or expressed to be created or evidenced by the Security Documents and expressed to be the subject of the assignment in the Assignment Agreement;

(b)	the Existing Lender will be released by the Borrower and the other Finance Parties from the obligations (the “Relevant Obligations”) expressed to be the subject of the release in the Assignment Agreement (and any corresponding obligations by which it is bound in respect of any Encumbrance created or expressed to be created or evidenced by the Security Documents); and

(c)	the New Lender shall become a Party as a “Lender” and will be bound by obligations equivalent to the Relevant Obligations.

24.6.4	Lenders may utilise procedures other than those set out in this Clause 24.6 to assign their rights under the Finance Documents (but not, without the consent of the relevant Security Party or unless in accordance with Clause 24.5 (Procedure for transfer), to obtain a release by that Security Party from the obligations owed to that Security Party by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in Clause 24.2 (Conditions of assignment or transfer).

24.7	Copy of Transfer Certificate or Assignment Agreement to Borrower The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate or an Assignment Agreement, send to the Borrower a copy of that Transfer Certificate or Assignment Agreement.

24.8	Security over Lenders’ rights In addition to the other rights provided to Lenders under this Clause 24, each Lender may without consulting with or obtaining consent from any Security Party, at any time charge, assign or otherwise create Encumbrances in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

24.8.1	any charge, assignment or other Encumbrance to secure obligations to a federal reserve or central bank; and

24.8.2	in the case of any Lender which is a fund, any charge, assignment or other Encumbrance granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Encumbrance shall:

(a)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Encumbrance for the Lender as a party to any of the Finance Documents; or

(b)	require any payments to be made by a Security Party other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

24.9	Pro rata interest settlement

24.9.1	If the Agent has notified the Lenders that it is able to distribute interest payments on a “pro rata basis” to Existing Lenders and New Lenders then (in respect of any transfer pursuant to Clause 24.5 (Procedure for transfer) or any assignment pursuant to Clause 24.6 (Procedure for assignment) the Transfer Date of which is after the date of such notification and is not on the last day of an Interest Period):

(a)	any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date (“Accrued Amounts”) and shall become due and payable to the Existing Lender (without further interest accruing on them) on the next Interest Payment Date; and

(b)	the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts, so that, for the avoidance of doubt:

(i)	when the Accrued Amounts become payable, those Accrued Amounts will be payable to the Existing Lender; and

(ii)	the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 24.9, have been payable to it on that date, but after deduction of the Accrued Amounts.

In this Clause 24.9 references to “Interest Period” shall be construed to include a reference to any other period for accrual of fees.

24.10	No assignment or transfer by Security Parties No Security Party may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

Section 10	The Finance Parties

25	Role of the Agent and the Security Agent

25.1	Appointment of the Agent

25.1.1	Each of the Lenders appoints the Agent to act as its agent under and in connection with the Finance Documents and each of the Lenders and the Agent appoints the Security Agent to act as its security agent for the purpose of the Security Documents.

25.1.2	Each of the Lenders authorises the Agent and each of the Lenders and the Agent authorises the Security Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Agent or the Security Agent (as the case may be) under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

25.1.3	Except in Clause 25.13 (Replacement of the Agent) or where the context otherwise requires, references in this Clause 25 to the “Agent” shall mean the Agent and the Security Agent individually and collectively.

25.2	Instructions

25.2.1	The Agent shall:

(a)	unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by:

(i)	all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision; and

(ii)	in all other cases, the Majority Lenders; and

(b)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with Clause 25.2.1.

25.2.2	The Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Agent may refrain from acting unless and until it receives those instructions or that clarification.

25.2.3	Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties save for the Security Agent.

25.2.4	The Agent may refrain from acting in accordance with any instructions of any Lender or group of Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.

25.2.5	In the absence of instructions, the Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.

25.2.6	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document. This Clause 25.2.6 shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Finance Documents or the enforcement of the Finance Documents.

25.3	Duties of the Agent

25.3.1	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

25.3.2	Subject to Clause 25.3.3, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

25.3.3	Without prejudice to Clause 24.7 (Copy of Transfer Certificate or Assignment Agreement to Borrower), Clause 25.3.1 shall not apply to any Transfer Certificate or any Assignment Agreement.

25.3.4	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

25.3.5	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Finance Parties.

25.3.6	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or the Security Agent) under this Agreement it shall promptly notify the other Finance Parties.

25.3.7	The Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

25.4	No fiduciary duties

25.4.1	Subject to Clause 25.11 (Trust) which relates to the Security Agent only, nothing in any Finance Document constitutes the Agent as a trustee or fiduciary of any other person.

25.4.2	The Agent shall not be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

25.5	Business with Security Parties The Agent may accept deposits from, lend money to and generally engage in any kind of banking or other business with the Borrower and any other Security Party or its Affiliate.

25.6	Rights and discretions of the Agent

25.6.1	The Agent may:

(a)	rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;

(b)	assume that:

(i)	any instructions received by it from the Majority Lenders, any Lenders or any group of Lenders are duly given in accordance with the terms of the Finance Documents; and

(ii)	unless it has received notice of revocation, that those instructions have not been revoked; and

(iii)	rely on a certificate from any person:

(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(B)	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of (A), may assume the truth and accuracy of that certificate.

25.6.2	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders or security agent for the Finance Parties (as the case may be)) that:

(a)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 23.1 (Events of Default));

(b)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(c)	any notice or request made by the Borrower (other than a Drawdown Request) is made on behalf of and with the consent and knowledge of all the Security Parties.

25.6.3	The Agent may engage and pay for the advice or services of any lawyers, accountants, surveyors or other experts.

25.6.4	Without prejudice to the generality of Clause 25.6.3 or Clause 25.6.5, the Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Agent (and so separate from any lawyers instructed by the Lenders) if the Agent in its reasonable opinion deems this to be desirable.

25.6.5	The Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

25.6.6	The Agent may act in relation to the Finance Documents through its officers, employees and agents and the Agent shall not:

(a)	be liable for any error of judgment made by any such person; or

(b)	be bound to supervise, or be in any way responsible for any loss incurred by reason of misconduct, omission or default on the part, of any such person,

unless such error or such loss was directly caused by the Agent’s gross negligence or wilful misconduct.

25.6.7	Unless a Finance Document expressly provides otherwise the Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

25.6.8	Without prejudice to the generality of Clause 25.6.7, the Agent:

(a)	may disclose; and

(b)	on the written request of the Borrower or the Majority Lenders shall, as soon as reasonably practicable, disclose,

the identity of a Defaulting Lender to the Borrower and to the other Finance Parties.

25.6.9	Notwithstanding any other provision of any Finance Document to the contrary, the Agent is not obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

25.6.10	The Agent is not obliged to disclose to any Finance Party any details of the rate notified to the Agent by any Lender or the identity of any such Lender for the purpose of Clause 10.1.2 (Market Disruption).

25.6.11	Notwithstanding any provision of any Finance Document to the contrary, the Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

25.7	Responsibility for documentation The Agent is not responsible or liable for:

25.7.1	the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, a Security Party or any other person given in or in connection with any Relevant Document or the transactions contemplated in the Relevant Documents; or

25.7.2	the legality, validity, effectiveness, adequacy or enforceability of any Relevant Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Relevant Document; or

25.7.3	any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

25.8	No duty to monitor The Agent shall not be bound to enquire:

25.8.1	whether or not any Default has occurred;

25.8.2	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

25.8.3	whether any other event specified in any Finance Document has occurred.

25.9	Exclusion of liability

25.9.1	Without limiting Clause 25.9.2 (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Agent) the Agent shall not be liable (including, without limitation, for negligence or any other category of liability whatsoever) for:

(a)	any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document or any Encumbrance created or expressed to be created or evidenced by the Security Documents, unless directly caused by its gross negligence or wilful misconduct;

(b)	exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document, any Encumbrance created or expressed to be created or evidenced by the Security Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document or any Encumbrance created or expressed to be created or evidenced by the Security Documents;

(c)	any shortfall which arises on the enforcement or realisation of the Trust Property; or

(d)	without prejudice to the generality of Clauses 25.9.1(a), 25.9.1(b) and 25.9.1(c), any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of:

(i)	any act, event or circumstance not reasonably within its control; or

(ii)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

25.9.2	No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Relevant Document and any officer, employee or agent of the Agent may rely on this Clause subject to Clause 1.7 (Third Party Rights) and the provisions of the Third Parties Act.

25.9.3	The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

25.9.4	Nothing in this Agreement shall oblige the Agent to carry out:

(a)	any “know your customer” or other checks in relation to any person;

(b)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender,

on behalf of any Lender and each Lender confirms to the Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent.

25.9.5	Without prejudice to any provision of any Finance Document excluding or limiting the Agent’s liability, any liability of the Agent arising under or in connection with any Finance Document or any Encumbrance created or expressed to be created or evidenced by the Security Documents shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent at any time which increase the amount of that loss. In no event shall the Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent has been advised of the possibility of such loss or damages.

25.10	Lenders’ indemnity to the Agent

25.10.1	Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent and every Receiver and Delegate, within ten Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by any of them (otherwise than by reason of the relevant Agent’s Receiver’s or Delegate’s gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 28.11 (Disruption to payment systems etc.) notwithstanding the Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent under the Finance Documents (unless the relevant Agent, Receiver or Delegate has been reimbursed by a Security Party pursuant to a Finance Document).

25.10.2	Subject to Clause 25.10.3, the Borrower shall immediately on demand reimburse any Lender for any payment that Lender makes to the Agent pursuant to Clause 25.10.1.

25.10.3	Clause 25.10.2 shall not apply to the extent that the indemnity payment in respect of which the Lender claims reimbursement relates to a liability of the Agent to a Security Party.

25.11	Trust The Security Agent agrees and declares, and each of the other Finance Parties acknowledges, that, subject to the terms and conditions of this Clause 25.11, the Security Agent holds the Trust Property on trust for the Finance Parties absolutely. Each of the other Finance Parties agrees that the obligations, rights and benefits vested in the Security Agent shall be performed and exercised in accordance with this Clause 25.11. The Security Agent shall have the benefit of all of the provisions of this Agreement benefiting it in its capacity as security agent for the Finance Parties, and all the powers and discretions conferred on trustees by the Trustee Act 1925 (to the extent not inconsistent with this Agreement). In addition:

25.11.1

the Security Agent and any Delegate may indemnify itself or himself out of the Trust Property against all liabilities, costs, fees, damages, charges, losses and expenses sustained or incurred by it or him in relation to the taking or holding of any of the Trust Property or in connection with the exercise or purported exercise of the rights, trusts, powers and discretions vested in the Security Agent or any Delegate by or pursuant to the Security Documents or in respect of anything else done or omitted to be done in any way relating to the Security Documents;

25.11.2	the other Finance Parties acknowledge that the Security Agent shall be under no obligation to insure any property nor to require any other person to insure any property and shall not be responsible for any loss which may be suffered by any person as a result of the lack or insufficiency of any insurance;

25.11.3	the Finance Parties agree that the perpetuity period applicable to the trusts declared by this Agreement shall be the period of 125 years from the date of this Agreement;

25.11.4	the Security Agent shall not be liable for any failure, omission, or defect in perfecting the security constituted or created by any Finance Document including, without limitation, any failure to register the same in accordance with the provisions of any of the documents of title of any Security Party to any of the assets thereby charged or effect or procure registration of or otherwise protect the security created by any Security Document under any registration laws in any jurisdiction and may accept without enquiry such title as any Security Party may have to any asset;

25.11.5	the Security Agent shall not be under any obligation to hold any title deed, Finance Document or any other documents in connection with the Finance Documents or any other documents in connection with the property charged by any Finance Document or any other such security in its own possession or to take any steps to protect or preserve the same, and may permit any Security Party to retain all such title deeds, Finance Documents and other documents in its possession; and

25.11.6	save as otherwise provided in the Finance Documents, all moneys which under the trusts therein contained are received by the Security Agent may be invested in the name of or under the control of the Security Agent in any investment for the time being authorised by English law for the investment by trustees of trust money or in any other investments which may be selected by the Security Agent, and the same may be placed on deposit in the name of or under the control of the Security Agent at such bank or institution (including the Security Agent) and upon such terms as the Security Agent may think fit.

The provisions of Part I of the Trustee Act 2000 shall not apply to the Security Agent or the Trust Property.

25.12	Resignation of the Agent

25.12.1	The Agent may resign and appoint one of its Affiliates acting through any office as successor by giving notice to the other Finance Parties and the Borrower.

25.12.2	Alternatively the Agent may resign by giving thirty days’ notice to the other Finance Parties and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Agent.

25.12.3	If the Majority Lenders have not appointed a successor Agent in accordance with Clause 25.12.2 within twenty days after notice of resignation was given, the retiring Agent (after consultation with the Borrower) may appoint a successor Agent.

25.12.4	If the Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent and the Agent is entitled to appoint a successor Agent under Clause 25.12.3, the Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Agent to become a party to this Agreement as Agent) agree with the proposed successor Agent amendments to this Clause 25 and any other term of this Agreement dealing with the rights or obligations of the Agent consistent with then current market practice for the appointment and protection of corporate trustees together with any reasonable amendments to the agency fee payable under this Agreement which are consistent with the successor Agent’s normal fee rates and those amendments will bind the Parties.

25.12.5	The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

25.12.6	The Agent’s resignation notice shall only take effect upon the appointment of a successor and (in the case of the Security Agent) the transfer of all the Trust Property to that successor.

25.12.7	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under Clause 25.12.5) but shall remain entitled to the benefit of Clause 14.3 (Indemnity to the Agent) and this Clause 25 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

25.12.8	The Agent shall resign in accordance with Clause 25.12.2 (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to Clause 25.12.3) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:

(a)	the Agent fails to respond to a request under Clause 12.7 (FATCA information) and the Borrower or a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(b)	the information supplied by the Agent pursuant to Clause 12.7 (FATCA information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(c)	the Agent notifies the Borrower and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

and (in each case) a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and that Lender, by notice to the Agent, requires it to resign.

25.13	Replacement of the Agent

25.13.1	After consultation with the Borrower, the Majority Lenders may, by giving 30 days’ notice to the Agent replace the Agent by appointing a successor Agent.

25.13.2	The retiring Agent shall make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its function as Agent under the Finance Documents.

25.13.3	The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under Clause 25.13.2 but shall remain entitled to the benefit of Clause 14.3 (Indemnity to the Agent) and this Clause 25 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).

25.13.4	Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

25.14	Confidentiality

25.14.1	In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

25.14.2	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

25.14.3	Notwithstanding any other provision of any Finance Document to the contrary, the Agent is not obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.

25.15	Relationship with the Lenders

25.15.1	Subject to Clause 24.9 (Pro rata interest settlement), the Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(a)	entitled to or liable for any payment due under any Finance Document on that day; and

(b)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

25.15.2	Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or dispatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 30.5 (Electronic communication)) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address, department and officer by that Lender for the purposes of Clause 30.2 (Addresses) and Clause 30.5.1(b) (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

25.16	Credit appraisal by the Lenders Without affecting the responsibility of any Security Party for information supplied by it or on its behalf in connection with any Relevant Document, each Lender confirms to the Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Relevant Document including but not limited to:

25.16.1	the financial condition, status and nature of each Security Party;

25.16.2	the legality, validity, effectiveness, adequacy or enforceability of any Relevant Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Relevant Document;

25.16.3	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Relevant Document, the transactions contemplated by the Relevant Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of under or in connection with any Relevant Document; and

25.16.4	the adequacy, accuracy and/or completeness of any other information provided by the Agent, any Party or by any other person under or in connection with any Relevant Document, the transactions contemplated by the Relevant Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Relevant Document; and

25.16.5	the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any Encumbrance created or expressed to be created or evidenced by the Security Documents or the existence of any Encumbrance affecting the Charged Property.

25.17	Agent’s management time Any amount payable to the Agent under Clause 14.3 (Indemnity to the Agent), Clause 14.4 (Indemnity to the Security Agent), Clause 16 (Costs and expenses) and Clause 25.10 (Lenders’ indemnity to the Agent) shall include the reasonable cost of utilising the Agent’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agent may notify to the Borrower and the Lenders, and is in addition to any fee paid or payable to the Agent under Clause 11 (Fees).

25.18	Deduction from amounts payable by the Agent If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

26	Conduct of Business by the Finance Parties

No provision of this Agreement will:

26.1	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

26.2	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

26.3	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

27	Sharing among the Finance Parties

27.1	Payments to Finance Parties If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from a Security Party other than in accordance with Clause 28 (Payment Mechanics) (a “Recovered Amount”) and applies that amount to a payment due under the Finance Documents then:

27.1.1	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;

27.1.2	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 28 (Payment Mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

27.1.3	the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 28.5 (Partial payments).

27.2	Redistribution of payments The Agent shall treat the Sharing Payment as if it had been paid by the relevant Security Party and distribute it between the Finance Parties (other than the Recovering Finance Party) (the “Sharing Finance Parties”) in accordance with Clause 28.5 (Partial payments) towards the obligations of that Security Party to the Sharing Finance Parties.

27.3	Recovering Finance Party’s rights On a distribution by the Agent under Clause 27.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from a Security Party, as between the relevant Security Party and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Security Party.

27.4	Reversal of redistribution If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

27.4.1	each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the “Redistributed Amount”); and

27.4.2	as between the relevant Security Party and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Security Party.

27.5	Exceptions

27.5.1	This Clause 27 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Security Party.

27.5.2	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(a)	it notified that other Finance Party of the legal or arbitration proceedings; and

(b)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

Section 11	Administration

28	Payment Mechanics

28.1	Payments to the Agent On each date on which a Security Party or a Lender is required to make a payment under a Finance Document, that Security Party or that Lender shall make the same available to the Agent for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

Payment shall be made to such account in the principal financial centre of the country of that currency with such bank as the Agent specifies.

28.2	Distributions by the Agent Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 28.3 (Distributions to a Security Party) and Clause 28.4 (Clawback and pre-funding) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank specified by that Party in the principal financial centre of the country of that currency.

28.3	Distributions to a Security Party The Agent may (with the consent of a Security Party or in accordance with Clause 29 (Set-Off)) apply any amount received by it for that Security Party in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Security Party under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

28.4	Clawback and pre-funding

28.4.1	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its reasonable satisfaction that it has actually received that sum.

28.4.2	Unless Clause 28.4.3 applies, if the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

28.4.3	If the Agent is willing to make available amounts for the account of the Borrower before receiving funds from the Lenders then if and to the extent that the Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to the Borrower:

(a)	the Borrower shall on demand refund it to the Agent; and

(b)	the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Borrower, shall on demand pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.

28.5	Partial payments

28.5.1	If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by a Security Party under the Finance Documents, the Agent shall apply that payment towards the obligations of that Security Party under the Finance Documents in the following order:

(a)	first, in or towards payment pro rata of any unpaid fees, costs, expenses and default interest of the Agent and the Security Agent under the Finance Documents;

(b)	secondly, in or towards payment pro rata of any accrued fees, commissions, costs, expenses (including any sums paid by the Lenders under Clause 25.10 (Lenders’ indemnity to the Agent) due but unpaid under this Agreement;

(c)	thirdly, in or towards payment pro rata of any accrued interest (including default interest) due to the Lenders but unpaid under this Agreement;

(d)	fourthly, in or towards payment pro rata of any other principal due but unpaid under this Agreement; and

(e)	fifthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

28.5.2	The Agent shall, if so directed by the Majority Lenders, vary the order set out in Clauses 28.5.1(b) to 28.5.1(e).

28.5.3	Clauses 28.5.1 and 28.5.2 will override any appropriation made by a Security Party.

28.6	No set-off by Security Parties All payments to be made by a Security Party under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

28.7	Business Days Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

28.8	Currency of account

28.8.1	Subject to Clauses 28.8.2 to 28.8.5, USD is the currency of account and payment for any sum due from a Security Party under any Finance Document.

28.8.2	A repayment or payment of all or part of the Loan or an Unpaid Sum shall be made in the currency in which the Loan or Unpaid Sum is denominated on its due date.

28.8.3	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

28.8.4	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

28.8.5	Any amount expressed to be payable in a currency other than USD shall be paid in that other currency.

28.9	Control account The Agent shall open and maintain on its books a control account in the name of the Borrower showing the advance of the Loan and the computation and payment of interest and all other sums due under this Agreement. The Borrower’s obligations to repay the Loan and to pay interest and all other sums due under this Agreement shall be evidenced by the entries from time to time made in the control account opened and maintained under this Clause 28.9 and those entries will, in the absence of manifest error, be conclusive and binding.

28.10	Change of currency

28.10.1	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(a)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Borrower); and

(b)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

28.10.2	If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

28.11	Disruption to payment systems etc. If either the Agent determines in its discretion that a Disruption Event has occurred or the Agent is notified by the Borrower that a Disruption Event has occurred:

28.11.1	the Agent may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of the Loan as the Agent may deem necessary in the circumstances;

28.11.2	the Agent shall not be obliged to consult with the Borrower in relation to any changes mentioned in Clause 28.11.1 if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to any such changes;

28.11.3	the Agent may consult with the Finance Parties in relation to any changes mentioned in Clause 28.11.1 but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

28.11.4	any such changes agreed upon by the Agent and the Borrower shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 34 (Amendments, Waivers and Consents);

28.11.5	the Agent shall not be liable for any damages, costs or losses whatsoever (including, without limitation, for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 28.11; and

28.11.6	the Agent shall notify the Finance Parties of all changes agreed pursuant to Clause 28.11.4.

29	Set-Off

29.1	Set-off A Finance Party may set off any matured obligation due from a Security Party under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Security Party, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

30	Notices

30.1	Communications in writing Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

30.2	Addresses The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

30.2.1	in the case of the Borrower, New Saxon House, 1 Winsford Way, Boreham Interchange, Chelmsford, Essex, CM2 5PD, England (fax no: +44 1245 702210) marked for the attention of Bill Donaldson;

30.2.2	in the case of the Guarantor, New Saxon House, 1 Winsford Way, Boreham Interchange, Chelmsford, Essex, CM2 5PD, England (fax no: +44 1245 702210) marked for the attention of Bill Donaldson;

30.2.3	in the case of each Lender, that appearing next to its name in Schedule 1; and

30.2.4	in the case of the Agent or the Security Agent, DVB Bank SE Nordic Branch, Strandgaten 18, N-5013, Bergen, Norway (fax no: +47 55 30 9475) marked for the attention of Transaction and Loan Services Department (email address: tls.bergen@dvbbank.com) with a copy to Jens Taubken at DVB Group Merchant Bank (Asia) Ltd, 77 Robinson Road #30-02, Singapore 068896 (fax no: (65) 6511 0700) (email address: jens.taubken@dvbbank.com), or any substitute address, fax number, or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

30.3	Delivery Any communication or document made or delivered by one Party to another under or in connection with the Finance Documents will only be effective:

30.3.1	if by way of fax, when received in legible form; or

30.3.2	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;

and, if a particular department or officer is specified as part of its address details provided under Clause 30.2 (Addresses), if addressed to that department or officer.

Any communication or document to be made or delivered to the Agent or the Security Agent will be effective only when actually received by the Agent or the Security Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s or the Security Agent’s signature below (or any substitute department or officer as the Agent or the Security Agent shall specify for this purpose).

All notices from or to a Security Party shall be sent through the Agent.

Any communication or document which becomes effective, in accordance with this Clause 30.3, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

30.4	Notification of address and fax number Promptly upon changing its address or fax number, the Agent shall notify the other Parties.

30.5	Electronic communication

30.5.1	Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication and if those two Parties:

(a)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(b)	notify each other of any change to their address or any other such information supplied by them by not less than five Business Days’ notice.

30.5.2	Any electronic communication made between those two Parties will be effective only when actually received in readable form and in the case of any electronic communication made by a Party to the Agent or the Security Agent only if it is addressed in such a manner as the Agent or the Security Agent shall specify for this purpose.

30.5.3	Any electronic communication which becomes effective, in accordance with Clause 30.5.2, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

30.6	Use of websites

30.6.1	The Borrower may satisfy its obligations under this Agreement to deliver any information in relation to those Lenders (the “Website Lenders”) who accept this method of communication by posting this information onto an electronic website designated by the Borrower and the Agent (the “Designated Website”) if:

(a)	the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(b)	both the Borrower and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(c)	the information is in a format previously agreed between the Borrower and the Agent.

If any Lender (a “Paper Form Lender”) does not agree to the delivery of information electronically then the Agent shall notify the Borrower accordingly and the Borrower shall supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Borrower shall supply the Agent with at least one copy in paper form of any information required to be provided by it.

30.6.2	The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Borrower and the Agent.

30.6.3	The Borrower shall promptly upon becoming aware of its occurrence notify the Agent if:

(a)	the Designated Website cannot be accessed due to technical failure;

(b)	the password specifications for the Designated Website change;

(c)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(d)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(e)	the Borrower becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Borrower notifies the Agent under Clause 30.6.3(a) or Clause 30.6.3(e), all information to be provided by the Borrower under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

30.6.4	Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Borrower shall comply with any such request within ten Business Days.

30.7	English language Any notice given under or in connection with any Finance Document must be in English. All other documents provided under or in connection with any Finance Document must be:

30.7.1	in English; or

30.7.2	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

31	Calculations and Certificates

31.1	Accounts In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by the Agent pursuant to Clause 28.9 (Control account) are prima facie evidence of the matters to which they relate in the absence of manifest error.

31.2	Certificates and determinations Any certification or determination by the Agent of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

31.3	Day count convention Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

32	Partial Invalidity

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

33	Remedies and Waivers

No failure to exercise, nor any delay in exercising, on the part of any Finance Party or Secured Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any Finance Document. No election to affirm any Finance Document on the part of any Finance Party or Secured Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

34	Amendments, Waivers and Consents

34.1	Required consents

34.1.1	Subject to Clause 34.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Borrower and any such amendment or waiver will be binding on all Parties.

34.1.2	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 34.

34.1.3	Subject to Clause 34.2 (Exceptions), the Security Agent may, if authorised by the Majority Lenders, grant consents under the Security Documents which shall be binding on all the Finance Parties.

34.1.4	Without prejudice to the generality of Clauses 25.6.3, 25.6.4 and 25.6.5 (Rights and discretions of the Agent), the Agent may engage, pay for and rely on the services of lawyers in determining the consent level required for and effecting any amendment, waiver or consent under this Agreement.

34.1.5	No amendment or waiver may be made before the date falling ten Business Days after the terms of that amendment or waiver have been notified by the Agent to the Lenders. The Agent shall notify the Lenders reasonably promptly of any amendments or waivers proposed by the Borrower.

34.2	Exceptions

34.2.1	An amendment, waiver or (in the case of a Security Document) a consent of, or in relation to, any term of any Finance Document that has the effect of changing or which relates to:

(a)	the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(b)	an extension to the date of payment of any amount under the Finance Documents;

(c)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(d)	a change in currency of payment of any amount under the Finance Documents;

(e)	an increase in any Commitment, an extension of the Availability Period or any requirement that a cancellation of Commitments reduces the Commitments of the Lenders rateably;

(f)	a change to the Borrower or a change to the Guarantor;

(g)	any provision which expressly requires the consent of all the Lenders;

(h)	Clause 2.2 (Finance Parties’ rights and obligations), Clause 24 (Changes to the Lenders), this Clause 34, Clause 38 (Governing Law) or Clause 39.1 (Jurisdiction of English courts);

(i)	(other than as expressly permitted by the provisions of any Finance Document) the nature or scope of:

(i)	any Guarantee;

(ii)	the Charged Property; or

(iii)	the manner in which the proceeds of enforcement of the Security Documents are distributed; or

(j)	the release of any Guarantee or of any Encumbrance created or expressed to be created or evidenced by the Security Documents unless permitted under this Agreement (including, without limitation, pursuant to Clause 17.15 (Release of Collateral Security Documents)) or any other Finance Document or relating to a sale or disposal of a Delivered Vessel where such sale or disposal will generate net proceeds sufficient to settle in full the Borrower’s obligations under, as the case may be, Clause 7.4 (Mandatory prepayment on sale or Total Loss of Vessel One), Clause 7.5 (Mandatory prepayment of sale or Total Loss of Vessel Two) and Clause 7.6 (Restrictions);

shall not be made, or given, without the prior consent of all the Lenders.

34.2.2	An amendment or waiver which relates to the rights or obligations of the Agent or the Security Agent (each in their capacity as such) may not be effected without the consent of the Agent or, as the case may be, the Security Agent.

34.2.3	If the Agent or a Lender reasonably believes that an amendment or waiver may constitute a “material modification” for the purposes of FATCA that may result (directly or indirectly) in a Party being required to make a FATCA Deduction and the Agent or that Lender (as the case may be) notifies the Borrower and the Agent accordingly, that amendment or waiver may not be effected without the consent of the Agent or that Lender (as the case may be).

34.3	Excluded Commitments

If:

34.3.1	any Defaulting Lender fails to respond to a request for a consent, waiver, amendment of or in relation to any term of any Finance Document or any other vote of Lenders under the terms of this Agreement within five Business Days of that request being made; or

34.3.2	any Lender which is not a Defaulting Lender fails to respond to such a request within fourteen Business Days of that request being made,

(unless, in either case, the Borrower and the Agent agree to a longer time period in relation to any request):

(a)	its Commitment(s) shall not be included for the purpose of calculating the Total Commitments when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of Total Commitments has been obtained to approve that request; and

(b)	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.

34.4	Replacement of Lender

34.4.1	If:

(a)	any Lender becomes a Non-Consenting Lender (as defined in Clause 34.4.4); or

(b)	the Borrower or any other Security Party becomes obliged to repay any amount in accordance with Clause 7.1 (Illegality) or to pay additional amounts pursuant to Clause 12.2 (Tax gross-up), Clause 12.3 (Tax Indemnity) or Clause 13.1 (Increased costs) to any Lender, then the Borrower may, on ten (10) Business Days’ prior written notice to the Agent and such Lender, replace such Lender by requiring such Lender to

(and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 24 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity (a “Replacement Lender”) selected by the Borrower, which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with Clause 24 (Changes to the Lenders) for a purchase price in cash payable at the time of transfer in an amount equal to the outstanding principal amount of such Lender’s participation in the outstanding Loan and all accrued interest, (to the extent that the Agent has not given a notification under Clause 24.9 (Pro rata interest settlement), Break Costs and other amounts payable in relation thereto under the Finance Documents.

34.4.2	The replacement of a Lender pursuant to this Clause 34.4 shall be subject to the following conditions:

(a)	the Borrower shall have no right to replace the Agent or Security Agent;

(b)	neither the Agent nor the Lender shall have any obligation to the Borrower to find a Replacement Lender;

(c)	in the event of a replacement of a Non-Consenting Lender such replacement must take place no later than fourteen days after the date on which that Lender is deemed a Non-Consenting Lender;

(d)	in no event shall the Lender replaced under this Clause 34.4 be required to pay or surrender to such Replacement Lender any of the fees received by such Lender pursuant to the Finance Documents; and

(e)	the Lender shall only be obliged to transfer its rights and obligations pursuant to Clause 34.4.1 once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that transfer.

34.4.3	A Lender shall perform the checks described in Clause 34.4.2(e) as soon as reasonably practicable following delivery of a notice referred to in Clause 34.4.1 and shall notify the Agent and the Borrower when it is satisfied that it has complied with those checks.

34.4.4	In the event that:

(a)	the Borrower or the Agent (at the request of the Borrower) has requested the Lenders to give a consent in relation to, or to agree to a waiver or amendment of, any provisions of the Finance Documents;

(b)	the consent, waiver or amendment in question requires the approval of all the Lenders; and

(c)	Lenders whose Commitments aggregate more than 66 2⁄3 per cent of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2⁄3 per cent of the Total Commitments prior to that reduction) have consented or agreed to such waiver or amendment, then any Lender who does not and continues not to consent or agree to such waiver or amendment shall be deemed a “Non-Consenting Lender”.

34.5	Disenfranchisement of Defaulting Lenders

34.5.1	For so long as a Defaulting Lender has any Commitment, in ascertaining:

(a)	the Majority Lenders; or

(b)	whether:

(i)	any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments; or

(ii)	the agreement of any specified group of Lenders,

has been obtained to approve any request for a consent, waiver, amendment or other vote of Lenders under the Finance Documents, that Defaulting Lender’s Commitment will be reduced by the amount of its participation in the Loan it has failed to make available and, to the extent that that reduction results in that Defaulting Lender’s Commitment being zero, that Defaulting Lender shall be deemed not to be a Lender for the purposes of (i) and (ii).

34.5.2	For the purposes of this Clause 34.5, the Agent may assume that the following Lenders are Defaulting Lenders:

(a)	any Lender which has notified the Agent that it has become a Defaulting Lender;

(b)	any Lender in relation to which it is aware that any of the events or circumstances referred to in (a) or (b) of the definition of “Defaulting Lender” has occurred,

unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

34.6	Replacement of a Defaulting Lender

34.6.1

The Borrower may, at any time a Lender has become and continues to be a Defaulting Lender, by giving ten Business Days’ prior written notice to the Agent and such Lender, replace such Lender by requiring such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 24 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity (a “Replacement Lender”) selected by the Borrower which confirms its willingness to assume and does assume all the obligations, or all the relevant obligations, of the transferring Lender in accordance with Clause 24 (Changes to the Lenders) for a purchase price in cash payable at the time of transfer which is either:

(a)	in an amount equal to the outstanding principal amount of such Lender’s participation in the outstanding Loan and all accrued interest, (to the extent that the Agent has not given a notification under Clause 24.9 (Pro rata interest settlement) Break Costs and other amounts payable in relation thereto under the Finance Documents; or

(b)	in an amount agreed between that Defaulting Lender, the Replacement Lender and the Borrower and which does not exceed the amount described in (a).

34.6.2	Any transfer of rights and obligations of a Defaulting Lender pursuant to this Clause 34.6 shall be subject to the following conditions:

(a)	the Borrower shall have no right to replace the Agent or Security Agent;

(b)	neither the Agent nor the Defaulting Lender shall have any obligation to the Borrower to find a Replacement Lender;

(c)	the transfer must take place no later than fourteen days after the notice referred to in Clause 34.6.1;

(d)	in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents; and

(e)	the Defaulting Lender shall only be obliged to transfer its rights and obligations pursuant to 34.6.1 once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that transfer to the Replacement Lender.

34.6.3	The Defaulting Lender shall perform the checks described in Clause 34.6.2(e) as soon as reasonably practicable following delivery of a notice referred to in Clause 34.6.1 and shall notify the Agent and the Borrower when it is satisfied that it has complied with those checks.

35	Confidentiality

35.1	Confidential Information Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 35.2 (Disclosure of Confidential Information) and Clause 35.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

35.2	Disclosure of Confidential Information Each of the Borrower and the Guarantor Irrevocably authorises and shall procure that each other Security Party authorises that any Finance Party may disclose:

35.2.1	to any of its Affiliates, head offices, branches and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this Clause 35.2.1 is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

35.2.2	to any person:

(a)	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Agent or Security Agent and, in each case, to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(b)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Security Parties and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(c)	appointed by any Finance Party or by a person to whom Clause 35.2.2(a) or 35.2.2(b) applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under Clause 25.15 (Relationship with the Lenders));

(d)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in Clause 35.2.2(a) or 35.2.2(b);

(e)	to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(f)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(g)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates an Encumbrance (or may do so) pursuant to Clause 24.8 (Security over Lenders’ rights);

(h)	who is a Party; or

(i)	with the consent of the Borrower;

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(i)	in relation to Clauses 35.2.2(a), 35.2.2(b) and 35.2.2(c), the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(ii)	in relation to Clause 35.2.2(d), the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(iii)	in relation to Clauses 35.2.2(e), 35.2.2(f) and 35.2.2(g), the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;

35.2.3	to any person appointed by that Finance Party or by a person to whom Clause 35.2.2(a) or 35.2.2(b) applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this Clause 35.2.3 if the service provider to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking; and

35.2.4	to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Security Parties.

35.3	Disclosure to numbering service providers

35.3.1	Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Loan and/or one or more Security Parties the following information:

(a)	names of Security Parties;

(b)	country of domicile of Security Parties;

(c)	place of incorporation of Security Parties;

(d)	date of this Agreement;

(e)	Clause 38 (Governing law);

(f)	the name of the Agent;

(g)	date of each amendment and restatement of this Agreement;

(h)	amount of Total Commitments;

(i)	currencies of the Loan;

(j)	type of Loan;

(k)	ranking of the Loan;

(l)	Termination Date;

(m)	changes to any of the information previously supplied pursuant to (a) to (I); and

(n)	such other information agreed between such Finance Party and that Security Party,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

35.3.2	The Parties acknowledge and agree that each identification number assigned to this Agreement, the Loan and/or one or more Security Parties by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

35.4	Entire agreement This Clause 35 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

35.5	Inside information Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

35.6	Notification of disclosure Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Borrower:

35.6.1	of the circumstances of any disclosure of Confidential Information made pursuant to Clause 35.2.2(e) (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that Clause during the ordinary course of its supervisory or regulatory function; and

35.6.2	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 35.

35.7	Continuing obligations The obligations in this Clause 35 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve months from the earlier of:

35.7.1	the date on which all amounts payable by the Security Parties under or in connection with the Finance Documents have been paid in full and the Loan has been cancelled or otherwise ceases to be available; and

35.7.2	the date on which such Finance Party otherwise ceases to be a Finance Party.

36	Disclosure of Lender Details by Agent

36.1	Supply of Lender details to Borrower The Agent shall provide to the Borrower within five Business Days of a request by the Borrower (but no more frequently than once per calendar month) a list (which may be in electronic form) setting out the names of the Lenders as at the date of that request, their respective Commitments, the address and fax number (and the department or officer, if any, for whose attention any communication is to be made) of each Lender for any communication to be made or document to be delivered under or in connection with the Finance Documents, the electronic mail address and/or any other information required to enable the sending and receipt of information by electronic mail or other electronic means to and by each Lender to whom any communication under or in connection with the Finance Documents may be made by that means and the account details of each Lender for any payment to be distributed by the Agent to that Lender under the Finance Documents.

36.2	Supply of Lender details at Borrower’s direction

36.2.1	The Agent shall, at the request of the Borrower, disclose the identity of the Lenders and the details of the Lenders’ Commitments to any:

(a)	other Party or any other person if that disclosure is made to facilitate, in each case, a refinancing of the Financial Indebtedness arising under the Finance Documents or a material waiver or amendment of any term of any Finance Document; and

(b)	Security Party.

36.2.2	Subject to Clause 36.2.3, the Borrower shall procure that the recipient of information disclosed pursuant to Clause 36.2.1 shall keep such information confidential and shall not disclose it to anyone and shall ensure that all such information is protected with security measures and a degree of care that would apply to the recipient’s own confidential information.

36.2.3	The recipient may disclose such information to any of its officers, directors, employees, professional advisers, auditors and partners as it shall consider appropriate if any such person is informed in writing of its confidential nature, except that there shall be no such requirement to so inform if that person is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by duties of confidentiality in relation to the information.

36.3	Supply of Lender details to other Lenders

36.3.1	If a Lender (a “Disclosing Lender”) indicates to the Agent that the Agent may do so, the Agent shall disclose that Lender’s name and Commitment to any other Lender that is, or becomes, a Disclosing Lender.

36.3.2	The Agent shall, if so directed by the Requisite Lenders, request each Lender to indicate to it whether it is a Disclosing Lender.

36.4	Lender enquiry If any Lender believes that any entity is, or may be, a Lender and:

36.4.1	that entity ceases to have an Investment Grade Rating; or

36.4.2	an Insolvency Event occurs in relation to that entity,

the Agent shall, at the request of that Lender, indicate to that Lender the extent to which that entity has a Commitment.

36.5	Lender details definitions In this Clause 36:

“Investment Grade Rating” means, in relation to an entity, a rating for its long-term unsecured and non-credit-enhanced debt obligations of BBB- or higher by Standard & Poor’s Rating Services or Fitch Ratings Ltd or Baa3 or higher by Moody’s Investors Service Limited or a comparable rating from an internationally recognised credit rating agency.

“Requisite Lenders” means a Lender or Lenders whose Commitments aggregate 15 per cent (or more) of the Total Commitments (or if the Total Commitments have been reduced to zero, aggregated 15 per cent (or more) of the Total Commitments immediately prior to that reduction).

37	Counterparts

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

Section 12	Governing Law and Enforcement

38	Governing Law

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

39	Enforcement

39.1	Jurisdiction of English courts The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a “Dispute”). Each Party agrees that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

This Clause 39.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, any Finance Party may take concurrent proceedings in any number of jurisdictions.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

Schedule 1

The Original Lenders

Name of Original Lender	Commitment
DVB Bank SE Nordic Branch	$20,000,000
Strandgaten 18
N-5013
Bergen
Norway
Attention: Transaction and Loan Services Department
Email Address: tls.bergen@dvbbank.com with a copy to:
Jens Taubken at DVB Group Merchant Bank (Asia) Ltd,
77 Robinson Road
#30-02,
Singapore 068896
(Fax No: (65) 6511 0700)
(jens.taubken@dvbbank.com)

Schedule 2

Part I

Conditions Precedent

1	Security Parties

(a)	Constitutional documents Certified true copies by a director or secretary of the relevant Security Party of the constitutional documents of each Security Party together with such other evidence as the Agent may reasonably require that each Security Party is duly incorporated in its country of incorporation and remains in existence with power to enter into, and perform its obligations under, the Relevant Documents to which it is or is to become a party.

(b)	Board resolutions A certified true copy by a director or secretary of the relevant Security Party of a resolution of the board of directors of each Security Party:

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute those Finance Documents; and

(ii)	authorising a specified person or persons to execute those Finance Documents (and all documents and notices to be signed and/or dispatched under those documents) on its behalf.

(c)	Shareholder resolutions Not required.

(d)	Officer’s certificates An original certificate of a duly authorised officer of each Security Party:

(i)	certifying that each copy document relating to it specified in this Part I of Schedule 2 is correct, complete and in full force and effect;

(ii)	setting out the names of the directors, officers and shareholders of that Security Party and the proportion of shares held by each shareholder; and

(iii)	confirming that borrowing or guaranteeing or securing, as appropriate, the Loan would not cause any borrowing, guarantee, security or similar limit binding on that Security Party to be exceeded.

(e)	Evidence of registration Evidence that the names of the directors, officers and shareholders of each Security Party are duly registered in the Companies House.

(d)	Powers of attorney If any of the Finance Documents are to be executed on behalf of a Security Party by an attorney-in-fact, the original power of attorney of that Security Party under which such Finance Documents are to be executed.

2	Security and related documents

(a)	Vessel documents Photocopies, certified as true, accurate and complete by a director or the secretary of the Borrower, of:

(i)	the charters setting out the Purchase Options;

(ii)	the bills of sale transferring title in the Vessels to the Borrower free of all encumbrances, maritime liens or other debts or evidence acceptable to the Agent that such documents will be signed and available on the Drawdown Date but after the advance of the Loan;

(iii)	the protocols of delivery and acceptance evidencing the unconditional physical delivery of the Vessels by the Seller to the Borrower pursuant to the Purchase Options or evidence acceptable to the Agent that such documents will be signed and available on the Drawdown Date but after the advance of the Loan;

(iv)	the ACMA Contract (which shall have a firm contract period until December 2016), the Vessel One Bareboat Charter (with evidence that the first two option periods have been exercised by the Guarantor at a rate of hire acceptable to the Majority Lenders) and the Vessel Two Bareboat Charter (with evidence that the first two option periods have been exercised by the Guarantor at a rate of hire acceptable to the Majority Lenders);

(v)	each Vessel’s current Safety Construction, Safety Equipment, Safety Radio and Load Line Certificates;

(vi)	if relevant, each Vessel’s current Certificate of Financial Responsibility issued pursuant to the United States Oil Pollution Act 1990;

(vii)	each Vessel’s current SMC;

(viii)	the ISM Company’s current DOC;

(ix)	each Vessel’s current ISSC;

(x)	each Vessel’s current IAPPC;

(xi)	each Vessel’s current Tonnage Certificate;

(xii)	each Vessel’s current class certificate;

(xiii)	the last two port state control certificates for each Vessel in each case together with all addenda, amendments or supplements.

(b)	Evidence of Seller’s title Certificates of ownership and encumbrance (or equivalent) issued by the Registrar of Ships (or equivalent official) of each Vessel’s current flag confirming that the Vessels are owned by the Seller and free of registered Encumbrances save for the Current Mortgages.

(c)	Evidence of Borrower’s title Evidence that on the Drawdown Date (i) the Vessels will be capable of being provisionally registered under the flag stated in Preliminary (A) in the ownership of the Borrower and (ii) the Mortgage and the Collateral Mortgage will be capable of being registered against Vessel One and Vessel Two respectively with first priority.

(d)	Evidence of insurance Evidence that the Vessels are insured in the manner required by the Security Documents and that letters of undertaking will be issued in the manner required by the Security Documents, together with the written approval of the Insurances by the Agent’s internal insurance adviser and (if required by the Majority Lenders) an external insurance adviser appointed by the Agent (as the cost of the Borrower).

(e)	Confirmation of class In respect of each Vessel, a Certificate of Confirmation of Class for hull and machinery confirming that that Vessel is classed with the highest class applicable to vessels of her type with Lloyd’s Register or such other classification society as may be acceptable to the Majority Lenders free of recommendations affecting class.

(f)	Instructions to Classification Society and electronic access Evidence that the Borrower has sent to each Vessel’s classification society a letter in the Agent’s standard form (or such other form as the Majority Lenders may agree) granting the Agent permission to access class records of that Vessel during the Facility Period.

The Security Agent being granted direct electronic access to each Vessel’s class records or, in lieu of direct electronic access, indirect access via the account manager of the Borrower with the Security Agent receiving the relevant user name and password.

(e)	Valuation Determination of the Fair Market Value of each Vessel determined by valuations dated no earlier than fourteen days before the Drawdown Date and not later than seven days before the Drawdown Date unless the Majority Lenders agree otherwise.

(f)	Security Documents The Security Documents, together with all other documents required by any of them, including, without limitation, (i) all notices of assignment and/or charge and evidence that those notices will be duly acknowledged by the recipients and (ii) all share certificates, certified copy share registers or registers of members, transfer forms, proxy forms and letters of undertaking, or evidence acceptable to the Agent that all of the aforementioned documents will be signed and available on the Drawdown Date but after the advance of the Loan.

(g)	Mandates Such duly signed forms of mandate, and/or other evidence of the opening of the Accounts, as the Security Agent may require.

(h)	No disputes The written confirmation of the Borrower that there is no dispute under any of the Relevant Documents as between the parties to any such document.

(i)	Other Relevant Documents Copies of each of the Relevant Documents not otherwise comprised in the documents listed in this Part I of Schedule 2.

3	Legal opinions

A legal opinion of Stephenson Harwood LLP, legal advisers to the Agent as to English law substantially in the form distributed to the Lenders prior to signing this Agreement or confirmation satisfactory to the Agent that such opinion will be given after the Drawdown Date.

4	Other documents and evidence

(a)	Other Authorisations A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any Relevant Document or for the validity and enforceability of any Relevant Document.

(b)	Financial statements A copy of the Original Financial Statements of the Borrower and the Guarantor.

(c)	Fees Evidence that the fees, costs and expenses then due from the Borrower under Clause 11 (Fees) and Clause 16 (Costs and Expenses) have been paid or will be paid by the Drawdown Date.

(d)	“Know your customer” documents Such documentation and other evidence as is reasonably requested by the Agent in order for the Lenders to comply with all necessary “know your customer” or similar identification procedures in relation to the transactions contemplated in the Finance Documents.

(e)	Loan Administration Form The Loan Administration Form completed by the Borrower.

(f)	Purchase Price To the extent that the aggregate purchase price of the Vessels is more than the Loan to be advanced under this Agreement, evidence that such shortfall shall be advanced to the Seller on or before the Drawdown Date.

(g)	Capital Structure Evidence of satisfactory capital and shareholding structure of the Borrower and the Guarantor.

(h)	Process Agent Evidence that the process agent referred to in the Account Security Pledge has accepted its appointment.

Part II

Conditions Subsequent

1	Evidence of Borrower’s title Certificate of ownership and encumbrance (or equivalent) issued by the Registrar of Ships (or equivalent official) of the flag stated in Preliminary (A) confirming that (a) each Vessel is permanently registered under that flag in the ownership of the Borrower, (b) the Mortgage and the Collateral Mortgage have been registered with first priority against Vessel One and Vessel Two respectively and (c) there are no further Encumbrances registered against each Vessel, to be provided within ten Business Days of the Drawdown Date.

2	Letters of undertaking Letters of undertaking in respect of the Insurances as required by the Security Documents together with copies of the relevant policies or cover notes or entry certificates duly endorsed with the interest of the Finance Parties, to be provided within fourteen Business Days of the Drawdown Date.

3	Legal opinions The legal opinion specified in Part I of this Schedule 2 if it has not already been provided to the Agent, to be provided within seven Business Days of the Drawdown Date or such longer period as the Majority Lenders may agree to allow for the registrations referred to at 6 below to be reflected in such legal opinion.

4	Class acknowledgments The acknowledgments and consents of the classification society of each Vessel to the letters of instruction to classification society specified in Part I of Schedule 2, to be provided within twenty one days of the Drawdown Date.

5	Companies Act registrations Evidence that the prescribed particulars of the Security Documents (save for the Guarantee) have been delivered to Companies House in England or Wales within the statutory time limit, to be provided within twenty one days of the Drawdown Date.

6	Acknowledgements of notices Acknowledgements of all relevant notices of assignment and/or charge given pursuant to the Security Documents.

7	Resignation and authority letter The signed/undated resignation letter of each director of the Borrower and the signed and dated authority letter of each director of the Borrower as required under the Share Charge.

Schedule 3

Drawdown Request

From:	Global Marine Systems (Vessels) Limited
New Saxon House
1 Winsford Way
Boreham Interchange
Chelmsford
Essex CM2 5PD
England

To:	DVB Bank SE Nordic Branch
Strandgaten 18
N-5013
Bergen
Norway

Dated:

Dear Sirs

Global Marine Systems (Vessels) Limited – $20,000,000 Loan Agreement dated [            ] 2014 (the “Agreement”)

1	We refer to the Agreement. This is the Drawdown Request. Terms defined in the Agreement have the same meaning in this Drawdown Request unless given a different meaning in this Drawdown Request.

2	We wish to borrow the Loan on the following terms:

Proposed Drawdown Date:	[ ] (or, if that is not a Business Day, the next Business Day)

Currency of Loan:	USD

Amount:	[$20,000,000]

Interest Period:	3 months

3	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Drawdown Request.

4	The proceeds of the Loan should be paid as follows:

5	This Drawdown Request is irrevocable.

Yours faithfully

authorised signatory for

Global Marine Systems (Vessels) Limited

Schedule 4

Form of Transfer Certificate

To:	DVB Bank SE Nordic Branch
Strandgaten 18
N-5013
Bergen
Norway

From:	[The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated:

Global Marine Systems (Vessels) Limited – $20,000,000 Loan Agreement dated [            ] 2014 (the “Loan Agreement”)

1	We refer to the Loan Agreement. This agreement (the “Agreement”) shall take effect as a Transfer Certificate for the purposes of the Loan Agreement. Terms defined in the Loan Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2	We refer to Clause 24.5 (Procedure for transfer) of the Loan Agreement:

(a)	The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation and in accordance with Clause 24.5 (Procedure for transfer) all of the Existing Lender’s rights and obligations under the Loan Agreement and the other Finance Documents which relate to that portion of the Existing Lender’s Commitment(s) and participations in the Loan under the Loan Agreement as specified in the Schedule.

(b)	The proposed Transfer Date is [ ].

(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 30.2 (Addresses) are set out in the Schedule.

3	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in Clause 24.4.1(c) (Limitation of responsibility of Existing Lenders).

[4]	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

[5]	This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

[6]	This Agreement has been entered into on the date stated at the beginning of this Agreement.

Note:	The execution of this Transfer Certificate may not transfer a proportionate share of the Existing Lender’s interest in any Encumbrance created or expressed to be created or evidenced by the Security Documents in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

The Schedule

Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]

By:	By:

This Agreement is accepted as a Transfer Certificate for the purposes of the Loan Agreement by the Agent and the Transfer Date is confirmed as [                    ].

DVB Bank SE Nordic Branch

By:

Schedule 5	Form of Assignment Agreement

To:	DVB Bank SE Nordic Branch as Agent and Global Marine Systems (Vessels) Limited as Borrower, for and on behalf of each Security Party

From:	[the Existing Lender] (the “Existing Lender”) and [the New Lender] (the “New Lender”)

Dated:

Global Marine Systems (Vessels) Limited – $20,000,000 Loan Agreement dated [            ] 2014 (the “Loan Agreement”)

1	We refer to the Loan Agreement. This is an Assignment Agreement. This agreement (the “Agreement”) shall take effect as an Assignment Agreement for the purpose of the Loan Agreement. Terms defined in the Loan Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2	We refer to Clause 24.6 (Procedure for assignment) of the Loan Agreement:

(a)	The Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Loan Agreement, the other Finance Documents and in respect of any Encumbrance created or expressed to be created or evidenced by the Security Documents which correspond to that portion of the Existing Lender’s Commitment(s) and participations in the Loan under the Loan Agreement as specified in the Schedule.

(b)	The Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender’s Commitment(s) and participations in the Loan under the Loan Agreement specified in the Schedule.

(c)	The New Lender becomes a Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph (b).

3	The proposed Transfer Date is [ ].

4	On the Transfer Date the New Lender becomes:

(a)	Party to the relevant Finance Documents as a Lender

5	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 30.2 (Addresses) are set out in the Schedule.

6	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in Clause 24.4.3 (Limitation of responsibility of Existing Lenders).

[7]	This Agreement acts as notice to the Agent (on behalf of each Finance Party) and, upon delivery in accordance with Clause 24.7 (Copy of Transfer Certificate or Assignment Agreement to Borrower), to the Borrower (on behalf of each Security Party) of the assignment referred to in this Agreement.

[8]	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

[9]	This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

[10]	This Agreement has been entered into on the date stated at the beginning of this Agreement.

Note:	The execution of this Assignment Agreement may not transfer a proportionate share of the Existing Lender’s interest in any Encumbrance created or expressed to be created or evidenced by the Security Documents in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

The Schedule

Commitment/rights and obligations to be transferred by assignment, release and accession

[insert relevant details]

[Facility office address, fax number and attention details for notices and account details for payments]

[Existing Lender]	[New Lender]

By:	By:

This Agreement is accepted as an Assignment Agreement for the purposes of the Loan Agreement by the Agent and the Transfer Date is confirmed as [                    ].

Signature of this Agreement by the Agent constitutes confirmation by the Agent of receipt of notice of the assignment referred to in this Agreement, which notice the Agent receives on behalf of each Finance Party.

DVB Bank SE Nordic Branch

By:

Schedule 6	Form of Compliance Certificate

To:	DVB Bank SE Nordic Branch
Strandgaten 18
N-5013
Bergen
Norway

From:	Global Marine Systems Limited (as Guarantor)
New Saxon House
1 Winsford Way
Boreham Interchange
Chelmsford
Essex CM2 5PD
England

Dated:

Dear Sirs

Global Marine Systems (Vessels) Limited – $20,000,000 Loan Agreement dated [            ] 2014 (the “Agreement”)

1	We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2	We confirm that as of [date]:

(a)	the Group’s Free Cash was [—];

(b)	the Group has a positive Working Capital;

(c)	the Group’s Equity Ratio was [—]; and

(d)	the Group’s Tangible Net Worth was [—].

[Please see attached computations.]

3	[We confirm that no Default is continuing.]*

For and on behalf of

Global Marine Systems Limited

By:

Title: Director

*	If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

Schedule 7	Loan Administration Form

To:	DVB BANK SE NORDIC BRANCH
Strandgaten 18
N-5013
Bergen
Norway

Attention:	Transaction & Loan Services

[Date]

Re: Providing financing to Global Marine Systems (Vessels) Limited (the “Borrower”) in relation to the vessels “Wave Sentinel” and “CS Sovereign” (the “Financing”).

We refer to the Financing and a facility agreement (the “Facility Agreement”) dated [—] 2014 and entered into between, inter alios, us, as borrower and DVB BANK SE NORDIC BRANCH as Agent for and on behalf of the Lenders in relation to the Financing.

Terms and expressions not otherwise defined herein shall have the same meaning as defined in the Facility Agreement.

We hereby appoint the following persons to act as our point of contact with regards to any issue arising in connection with the administration to the Facility Agreement or any other documents related to the Financing:

1.	[name, title, address, phone, fax, mobile and email]

2.	[name, title, address, phone, fax, mobile and email]

3.	[name, title, address, phone, fax, mobile and email]

No other persons other than the Directors of the Borrower or the persons listed above (the “Authorised Persons”) are hereby authorised to request any information from you regarding the Facility Agreement or any other matter related to the Financing or the Borrower or communicate with you in any way regarding the foregoing under any circumstances.

For the avoidance of doubt, the following are the Directors of the Borrower:

1.	Mr Gabriel Martin Ruhan

2.	Mr William Allan Donaldson

3.	Mr Ian David Douglas

This list of authorised persons may only be amended, modified or varied in writing by an Authorised Person with copy to the other Authorised Persons.

We agree to indemnify you and hold you harmless in relation to any information you provide to any Authorised Person.

This letter shall be governed and construed in accordance with English law.

Yours sincerely

Global Marine Systems (Vessels) Limited

Signatures

The Borrower

Executed by		)
GLOBAL MARINE SYSTEMS (VESSELS) LIMITED		)
acting by		)
a director,		)
in the presence of:		)

Witness signature:	/s/ DAWN CHAMBERS
Name:	DAWN CHAMBERS
Address:	19 WYNDHAM CLOSE
COLCHESTER
ESSEX CO2 8UY

The Guarantor

Executed by		)
GLOBAL MARINE SYSTEMS LIMITED		)
acting by		)
a director,		)
in the presence of:		)

Witness signature:	/s/ DAWN CHAMBERS
Name:	DAWN CHAMBERS
Address:	19 WYNDHAM CLOSE
COLCHESTER
ESSEX CO2 8UY

The Agent

DVB BANK SE NORDIC BRANCH		)
)
By:		)

The Security Agent

DVB BANK SE NORDIC BRANCH		)
)
By:		)

The Original Lenders

DVB BANK SE NORDIC BRANCH	)
)
By:	)

Signatures

The Borrower

Executed by	)
GLOBAL MARINE SYSTEMS (VESSELS) LIMITED	)
acting by	)
a director,	)
in the presence of:	)

Witness signature:
Name:
Address:

The Guarantor

Executed by	)
GLOBAL MARINE SYSTEMS LIMITED	)
acting by	)
a director,	)
in the presence of:	)

Witness signature:
Name:
Address:

The Agent

DVB BANK SE NORDIC BRANCH	)
)
By:	)

The Security Agent

DVB BANK SE NORDIC BRANCH	)
)
By:	)

The Original Lenders

DVB BANK SE NORDIC BRANCH	)
)
By:	)